SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

	Filed by the Registrant X	Filed by a Party other than the Registrant _____

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-12

FIDELITY D & D BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No filing fee required

[ ]	Fee computed on table below per exchange Act Rules 14a-6 (i) (4)

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No. :
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4) Date Filed:

March 23, 2022

Dear Fellow Shareholders of Fidelity D & D Bancorp, Inc.:

On behalf of the Board of Directors, we are pleased to invite you to join us at our virtual Annual Meeting of Shareholders via a live webcast at www.virtualshareholdermeeting.com/FDBC2022 to be held on Tuesday, May 3, 2022, at 3:00 p.m., Eastern Daylight Time.    You will have the opportunity to ask questions and to make comments via the live webcast.  Enclosed are your requested notice of meeting, proxy statement, proxy card and the Company’s 2021 Annual Report to Shareholders.  These materials are also available online at www.proxyvote.com and www.bankatfidelity.com/proxymaterials.

The principal business of the meeting is to nominate and elect four (4) Class C Directors to serve for a three-year term; to ratify the selection of our independent registered public accounting firm; to conduct a non-binding vote on executive compensation (“Say on Pay”); to approve and adopt of the Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan; to vote; and to transact any other business that is properly presented at the annual meeting.  The notice of meeting and proxy statement accompanying this letter describes the specific business to be acted upon in more detail.

We are delighted you have chosen to invest in the Company. We look forward to you joining us. Whether or not you expect to attend the virtual annual meeting, we hope that you will vote as soon as possible by internet, telephone or by completing, signing and returning the enclosed proxy in the envelope provided.  The prompt return of your proxy will save the Company expenses involved in further communications.  Your vote is important.  Voting by proxy will ensure your representation at the annual meeting.

We look forward to you joining us on May 3, 2022.

Sincerely,

/s/ Brian J. Cali
Chairman of the Board

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

(570) 342-8281

________________________________________________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3,  2022

________________________________________________________

The Board of Directors is distributing this proxy statement to shareholders on or about March 23, 2022

Nasdaq Market trading symbol: FDBC

www.bankatfidelity.com

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2022

TO THE SHAREHOLDERS OF FIDELITY D & D BANCORP, INC.:

NOTICE IS HEREBY GIVEN that Fidelity D & D Bancorp, Inc. will hold its Annual Meeting of Shareholders virtually via a live webcast at www.virtualshareholdermeeting.com/FDBC2022 on Tuesday, May 3, 2022 at 3:00 p.m., Eastern Daylight Time. The meeting will be held online only to consider and vote upon the following proposals:

(1)	to elect four (4) Class C directors to serve for a three-year term and until their successors are elected and qualified;
(2)	to ratify the selection of an independent registered public accounting firm for the Corporation for the year ending December 31, 2022;
(3)	to conduct a non-binding vote on executive compensation (“Say on Pay”);
(4)	to approve and adopt the Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan; and
(5)	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 9, 2022, are entitled to notice of the meeting and may vote during the virtual meeting or by proxy.

Management welcomes your attendance at the live webcast of the annual meeting.  We ask you to promptly fill out the proxy by the following means:  online, by telephone, or sign, date and return in the accompanying postage-paid envelope.  The prompt return of your proxy will save expenses involved in further communications. Even if you return a proxy, you may vote during the live webcast at www.virtualshareholdermeeting.com/FDBC2022.  Promptly returning your completed proxy will ensure that your shares are voted in accordance with your wishes and will guarantee the presence of a quorum.

The Board of Directors is distributing this proxy statement, form of proxy, and Fidelity D & D Bancorp, Inc.’s 2021 Annual Report on or about March 23, 2022.

By Order of the Board of Directors,

/s/ John T. Cognetti
John T. Cognetti
Dunmore, Pennsylvania	Secretary
March 23, 2022

YOUR VOTE IS IMPORTANT.

PLEASE VOTE ONLINE, BY TELEPHONE,

OR COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 3, 2022.  The Proxy Statement, Proxy Card and 2021 Annual Report are available at www.proxyvote.com.

PROXY STATEMENT

Date and Time of the Annual Meeting

Fidelity D & D Bancorp, Inc. (the “Company”) is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company.  The Annual Meeting will be held via a live webcast at www.virtualshareholdermeeting.com/FDBC2022 on Tuesday, May 3, 2022 at 3:00 p.m., Eastern Daylight Time.  The telephone number for the Company is (570) 342-8281.  Please direct all inquiries to Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company.

Description of the Company

Fidelity D & D Bancorp, Inc., a Pennsylvania corporation, and registered bank holding company, was organized in 1999 and became the holding company for The Fidelity Deposit and Discount Bank (the “Bank”) on June 30, 2000.   The Bank, the Company’s wholly owned subsidiary, was established in 1902 as a commercial banking institution under the laws of Pennsylvania.  In 1997, the Bank acquired trust powers.  The Bank offers a full range of traditional banking and wealth management services as well as alternative financial products and services.

The Board of Directors provides a copy of the annual report for the fiscal year ended December 31, 2021, with this proxy statement.  The annual report is available online at www.proxyvote.com. You may obtain additional print copies of the Company’s annual report for the 2021 fiscal year at no cost by contacting Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, telephone (570) 342-8281.

We have not authorized anyone to provide you with information.  You should rely only on the information contained in this document or in documents to which we refer you.  Although we believe we have provided you with all the information you will need to make your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or the value of your stock.

PROXY AND VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors furnishes this proxy statement and proxy to shareholders on or about March 23, 2022.  The Board of Directors of the Company solicits this proxy for use at the 2022 Annual Meeting of Shareholders of the Company.  The directors, officers and other employees of the Company or the Bank may solicit proxies in person or by telephone, facsimile, or other electronic means. The Company will pay the cost of preparing, assembling, printing, mailing, and soliciting proxies and any additional material that the Company sends to shareholders.  The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these persons.  The Company will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Wednesday, March 9, 2022, the voting record date, may vote at the annual meeting.  On all matters to come before the annual meeting, shareholders may cast one vote for each share held.  Cumulative voting rights do not exist with respect to the election of directors.

By properly completing a proxy, the shareholder appoints the proxy holders named to vote his or her shares as specified on the proxy.  Any valid proxy, which does not specify how the shares are to be voted, will be voted FOR:

•	Election of Brian J. Cali, Richard M. Hotchkiss, Daniel J. Santaniello, and Paul C. Woelkers as Class C directors of the Company, each for three-year terms expiring in 2025;
•	Ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;
•	Non-binding vote on executive compensation (“Say on Pay”); and
•	to approve and adopt the Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan.

If a shareholder is a participant in the Fidelity D & D Bancorp, Inc. Dividend Reinvestment Plan, his or her proxy will also serve as a proxy for the shares held in the plan.  Computershare, as the administrator of the plan, will not provide plan participants with separate proxies covering the shares held in the Dividend Reinvestment Plan.  Each holder of common stock is entitled to one vote, while attending the virtual meeting, or by proxy, for each whole share of common stock held as of the record date.  If your proxy is signed but does not indicate your voting preferences, the proxy holders will vote your shares for all nominees, in favor of the proposal to ratify the Company’s independent registered public accounting firm, in favor of the non-binding vote on executive compensation and in favor of the approval and adoption of the Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan.  If you do not return a proxy, your shares will not be voted.

Quorum and Vote for Approval

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock.  At the close of business on March 9, 2022, the Company had 5,728,094 of common stock outstanding, without par value.  The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock.  The Company has not issued preferred stock.

To hold the annual meeting, a “quorum” of shareholders must be present.  Under Pennsylvania law and the by-laws of the Company, the presence, while attending the virtual meeting or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter.  The Company will not count broker non-votes in determining the presence of a quorum.  A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.  Those shareholders present, while attending the virtual meeting or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Assuming the presence of a quorum, the four (4) nominees for Class C directors receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not be cast for a nominee.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

Revocability of Proxy

Shareholders who submit valid proxies to the Company may revoke them at any time before they are voted by:

•	Delivering written notice of revocation to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;
•	Delivering a properly executed proxy bearing a later date to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;
•	Voting again via telephone or internet vote; or
•	Attending the virtual meeting and voting again.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting.  Should you have any questions, please call John T. Cognetti, Secretary, at (570) 342-8281.

Methods of Voting

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

On-line via the Internet.  If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock electronically via the Internet at www.proxyvote.com.  Internet voting is available 24 hours a day until 11:59 p.m. local time on May 2, 2022.  Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card. If you vote via the Internet, you do not need to return your proxy card.

Telephone.  If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock on a touch tone telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 2, 2022.  Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your shareholder meeting notice or proxy card.  If you vote by telephone, you do not need to return your proxy card.

Mail.  To vote your proxy by mail, please obtain a copy of the Proxy Materials.  If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Then, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Virtual Meeting.  Shareholders of record as of March 9, 2022 will be able to participate in the Annual Meeting by visiting our Annual Meeting website at www.virtualshareholdermeeting.com/FDBC2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

The Annual Meeting will begin promptly at 3:00 p.m. Eastern Daylight Time on Tuesday, May 3, 2022.  Online check-in will begin at 2:55 p.m. Eastern Daylight Time.

If your shares are registered in the nominee name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions.  Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet.  If you hold shares through a bank or brokerage firm and wish to be able to vote while attending the virtual meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board of Directors has adopted and adheres to corporate governance practices which the Board of Directors and Management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of Nasdaq, and U.S. Securities and Exchange Commission (“SEC”) regulations, as well as best practices suggested by recognized governance authorities.

Board of Directors Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day operation and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors.  The Board of Directors believes the separated roles of Chief Executive Officer and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between Management and the Board of Directors, both essential for effective governance.

The Company's Board of Directors oversees all business, property and affairs of the Company.  The President and Chief Executive Officer and the Company's officers keep the members of the Board of Directors informed of the Company’s business through discussions at Board of Directors’ meetings and by providing them with reports and other materials. The Directors of the Company also serve as the directors of the Company's wholly owned bank subsidiary, The Fidelity Deposit and Discount Bank, upon election by the Company.

Currently, our Board of Directors has eleven members. Under the Nasdaq listing standards for independence, Brian J. Cali, John T. Cognetti, Richard M. Hotchkiss, William J. Joyce, Sr., Richard J. Lettieri, Michael J. McDonald, Kristin D. O’Donnell, Alan Silverman, HelenBeth G. Vilcek, and Paul C. Woelkers meet the Nasdaq standards for independence. This constitutes more than a majority of our Board of Directors.  In determining the Director’s independence, the Board of Directors considered loan and certain business transactions between the Company and the Director, their immediate family members and businesses with whom they are associated.

The table below includes a description of other categories or types of transactions, and relationships or arrangements considered by the Board of Directors, in addition to those listed above, in reaching their determination that the directors are independent under Nasdaq rules.

Name	Independent	Other Transactions, Relationships or Arrangements
Brian J. Cali	Yes	Loan closing representation
John T. Cognetti	Yes	None
Kristin D. O’Donnell	Yes	Facility services
Richard M. Hotchkiss	Yes	Residential and commercial inspections
William J. Joyce, Sr.	Yes	Ownership interest in branch lease and insurance services
Richard J. Lettieri	Yes	None
Michael J. McDonald	Yes	None
Daniel J. Santaniello	No	None
Alan Silverman	Yes	None
HelenBeth G. Vilcek	Yes	None
Paul C. Woelkers	Yes	None

In each case, the Board of Directors determined that none of the transactions above impaired the independence of these directors.  For more information, please refer to “Certain Business Relationships and Transactions with Management.”

Risk Management

The Board of Directors role in the Company's risk oversight process includes receiving regular reports from members of Management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic, and reputational risks.  The Board of Directors receives reports from various committees of the Board of Directors.  The Chair of the respective committee reports on the discussion to the full Board of Directors during the committee report section of the Board of Directors’ meetings.  This enables the Board of Directors and its committees to coordinate risk oversight, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses, with respect to audit and risk review, the adequacy and effectiveness of internal accounting controls, financial systems or financial statements, the accuracy of management reporting and compliance with laws, regulations and Company policy. The Board of Directors conducted a risk assessment of the Bank's compensation program and concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Company.

Meetings and Committees of the Board of Directors

During 2021, the Company’s Board of Directors maintained five standing committees.  The Bank’s Board of Directors maintained eleven standing committees.  The Board of Directors of the Company has a standing Executive Committee, Compensation Committee, Audit Committee and Governance Committee.  The Board of Directors of the Bank has an Asset/Liability Committee, Audit and Compliance Committee, Governance Committee, Credit Administration Committee, Executive Committee, Human Resource Committee, Compensation Committee, Loan Application Committee, Trust/Investment Committee, and a Building Committee.  In February 2022 the Board of Directors approved the formation of the Risk Management Committee.

Executive Committee. Members of the Company’s Executive Committee were Brian J. Cali, Chairman, Michael J. McDonald, and Kristin D. O’Donnell. All members of the Executive Committee meet the Nasdaq listing standards for independence. The principal duties of the Executive Committee are to act on behalf of the Board of Directors between meetings to act on loan approvals and to review and evaluate governance issues and strategic plans.  The Executive Committee did not meet in 2021.

Compensation Committee.  Members of the Company’s Compensation Committee were Brian J. Cali, Chairman, Michael J. McDonald, and Kristin D. O’Donnell.   All members of the Compensation Committee meet the Nasdaq listing standards for independence.  The primary purpose of the committee is to review and approve the annual base salaries and annual incentive for the Chief Executive Officer and other executive officers; incentive awards including both cash based and equity based awards; any employment arrangements; any change-in-control agreements; and any element of compensation and benefits.   Secondarily, the committee reviews and makes recommendations to our Board of Directors regarding director compensation.  Lastly, the committee reviews and makes recommendations to the Board of Directors with respect to new compensation programs. The committee’s charter is available on our website, www.bankatfidelity.com, under Investor Relations – Other Information – Governance Documents.  The Compensation Committee met two (2) times in 2021.

Audit Committee.  Members of the Company’s Audit Committee were Michael J. McDonald, Chairman, Richard J. Lettieri, Alan Silverman, and HelenBeth G. Vilcek.  All members are independent under Nasdaq and SEC standards.  The Board of Directors has determined that Alan Silverman is an “audit committee financial expert” as defined under applicable SEC and Nasdaq rules.  The principal duties of the Audit Committee, as set forth in its charter, which is available on our website, www.bankatfidelity.com, under Investor Relations - Other Information - Governance Documents, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent registered public accounting firm.  The Audit Committee met six (6) times during 2021.

Governance Committee.  Members of the Governance Committee were Richard J. Lettieri, Chairman, Brian J. Cali, John T. Cognetti, and Michael J. McDonald. All members of the Governance Committee meet the Nasdaq listing standards for independence. The primary purpose of this committee is to develop and recommend to the Directors a set of corporate governance guidelines, assist the Directors in the identification and evaluation of new Director member candidates, to oversee annual assessments for the performance of the Directors and its members and to play a leadership role in matters of corporate governance.  In performing its principal duties, the Committee is entitled to rely in good faith upon the Company’s records and upon information, opinions, reports, or statements prepared or presented by any of the Company’s officers or employees, or by any other person as to matters reasonably believed to be within such other person’s professional or expert competence. The Committee also may rely in good faith upon actions taken by another committee as to matters within its designated authority. Among its specific responsibilities, the Committee shall: Develop and annually review a set of corporate governance guidelines for Board of Directors approval. Annually evaluate and make recommendations with respect to the size, composition and leadership of committees and consider periodic rotation of committee members. Periodically review the charters of all committees and recommend any revised committee charters to the Directors for approval. With Director input and approval, establish the process and criteria for selecting director “candidates”. Oversee the orientation of new directors and the continuing education of directors. Annually assess the independence of all members in accordance with the Company’s corporate governance guidelines and submit assessments to the Board of Directors for approval. Develop a process for Director evaluation for approval by the Board. In accordance with that process, conduct an annual performance evaluation of the Board and its members.  Develop a process for evaluation of Board committees for approval by the Board.  Conduct an annual performance evaluation of the Governance Committee.  Our Corporate Governance Guidelines are available on our website www.bankatfidelity.com under Investor Relations - Other Information - Governance Documents.  The Governance Committee met two (2) times during 2021.

Nominating Committee.  All Independent Directors participate in and perform the functions of a Nominating Committee.  All members meet the Nasdaq listing standards for independence.  Because of full director participation, the Board of Directors believes there is no need to have a separate standing committee to perform similar functions. The principal duties of a Nominating Committee include developing and recommending the criteria for selecting qualified director candidates, identifying individuals qualified to become Board of Directors members, evaluating and selecting or recommending director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Company and providing oversight in the evaluation of the Board of Directors and each committee.  Because of the rare occurrence of shareholder recommendations, the Board of Directors has not developed a formal policy to consider potential director candidates recommended by shareholders but will give due consideration to any and all such candidates.  If a shareholder wishes to recommend a potential director candidate, the shareholder should mail the information regarding the candidate as required by the Company’s by-law provision section 9.1 to the Secretary of the Company at the Company's offices at Blakely and Drinker Streets, Dunmore, PA 18512.

Composition Table of the Company and Bank Committees

	AUDIT*	ALCO	BLDG	CREDIT ADM.	COMP*	EXEC*	GOVERN*	HUMAN RESCS.	LOAN	NOM*	TRUST/ INVEST
Brian J. Cali			X	X	X	X	X		X	X
John T. Cognetti			X				X	X	X	X	X
Richard M. Hotchkiss			X	X					X	X	X
William J. Joyce			X	X				X	X	X	X
Richard J. Lettieri	X	X					X		X	X
Michael J. McDonald	X				X	X	X		X	X
Kristin D. O’Donnell		X		X	X	X		X	X	X
Daniel J. Santaniello		X	X	X				X	X		X
Alan Silverman	X	X						X	X	X
HelenBeth G. Vilcek	X	X		X					X	X
Paul C. Woelkers		X						X	X	X
Meetings held in 2021	6	4	1	4	2	0	2	2	24	0	4

*Committee jointly serves both the Company and Bank.

The Board of Directors of the Company met 14 times during 2021.  There was a total of 49 meetings of the various committees of the Board of Directors in 2021.  All directors attended at least 90%

or more of the meetings of the Board of Directors and of the various committees on which they served. The Board of Directors has no policy regarding annual meeting attendance.  All directors attended the 2021 Annual Meeting of Shareholders.  All directors anticipate attending the 2022 meeting.

Shareholder Communications

The Board of Directors has not adopted a formal process for shareholders to send communications to the Board of Directors.  Due to the infrequency of shareholder communications, the Board of Directors does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

Nomination of Directors

In considering whether to recommend any candidate for inclusion as a nomination for director, including candidates recommended by shareholders, the Board of Directors has determined that the Board of Directors must have the right diversity.  This includes the candidate's integrity, business acumen, age, experience, education, commitment, diligence, conflicts of interest and the ability to act in the best interests of all shareholders.  The Board of Directors seeks nominees with a broad diversity of experience, professions, skills, geographic representation, and backgrounds.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Under the Company’s by-laws, nominations for a director may be made by the Board of Directors or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the by-laws to the Company’s Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. For our annual meeting in the year 2023 we must receive this notice on or before March 4, 2023. You can obtain a copy of the full text of the by-law provision by writing to John T. Cognetti, Secretary, Blakely and Drinker Streets, Dunmore, PA 18512. A copy of our by-laws has been filed with the Securities and Exchange Commission as an exhibit to the Company’s current report on Form 8-K, filed with the SEC on April 16, 2020.

Submission of Shareholder Proposals

Any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2023 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Fidelity D & D Bancorp, Inc. at its principal executive office, Blakely and Drinker Streets, Dunmore, PA 18512, not later than November 23, 2022.

A shareholder may have other business brought before the 2023 Annual Meeting by submitting the proposal to the Company’s Secretary, in accordance with our by-laws. The proposal must be delivered to our executive offices at Blakely and Drinker Streets, Dunmore, PA 18512, to the attention of the Company’s Secretary. We are not required to include any proposal received after November 23, 2022 in our proxy materials for the 2023 annual meeting.

In addition to satisfying the foregoing requirements under the Company’s by-laws, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 4, 2023.

Anti-Hedging/Pledging Policy

Our Board of Directors has not adopted a hedging policy with respect to transactions by our directors, officers and employees that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities.

Employee Code of Ethics

Since 1993, the Bank has had a Code of Ethics.  As required by law and regulation, the Board of Directors amended the Code of Ethics as of May 16, 2017, so that our Code of Ethics is applicable to all of the Company’s and the Bank’s directors, officers and employees, including the Chief Executive Officer and Chief Financial Officer.

The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the code of ethics. The Board of Directors periodically receives reports on our compliance program.  The Code of Ethics is posted on our website at www.bankatfidelity.com, under Investor Relations - Other Information - Governance Documents. We have also filed a copy of the Code of Ethics with the SEC as Exhibit 14 to our May 22, 2017 current report on Form 8-K.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Qualification and Nomination of Directors

The Company’s by-laws provide that the Board of Directors consist of at least three directors and be classified into three classes.  Each class is elected for a term of three years.  Accordingly, the terms of the classes expire at successive annual meetings.  The Board of Directors may fix the number of directors and their respective classifications within the foregoing limits.  A majority of the Board of Directors may also fill vacancies on the Board, and the person appointed to fill the vacancy serves, until the expiration of the term of office of the class of directors to which he or she was appointed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE FOUR NOMINEES LISTED BELOW AS CLASS C DIRECTORS OF THE COMPANY.

Currently, Class A consists of four directors, Class B consists of three directors, and Class C consists of four directors.  Shareholders will elect four Class C directors at the annual meeting to serve for a three-year term that expires at the Company’s annual meeting in the year 2025.

The proxy holders will vote the proxies for the election of each of the nominees named below, unless you indicate that your vote should be withheld from any or all of them.  Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation, or retirement.

The Board of Directors nominated Brian J. Cali, Richard M. Hotchkiss, Daniel J. Santaniello, and Paul C. Woelkers to serve as Class C directors until the 2025 annual meeting of shareholders. Messrs. Cali, Hotchkiss, Santaniello and Woelkers are presently members of the Board of Directors and have consented to serve another term, if elected.  If any of the nominees is unable to serve for any reason, a majority of the Board of Directors then in office may fill the vacancy until the expiration of the term of the class of directors to which he or she was appointed.

The Board of Directors is proposing the following nominees for election as Class C Directors at the annual meeting:

Brian J. Cali	Richard M. Hotchkiss	Daniel J. Santaniello	Paul C. Woelkers

The Board of Directors recommends a vote FOR the election of the above-named nominees for directors.

BOARD OF DIRECTORS AND MANAGEMENT

Information as to Directors and Nominees

The following biographies contain selected information with respect to the directors of the Company.  The information includes each person’s age as of March 9, 2022, and principal occupation for at least the past five years.

Current Class A Directors (to serve until 2024)

John T. Cognetti

Mr. Cognetti, age 72, has been a Director of the Company since 1999. He has served as a member of the Bank’s Board of Directors since 1988.   Mr. Cognetti is the former President of Hinerfeld Commercial Real Estate, based in Scranton, Pennsylvania. With his background, education and forty-five years’ experience in real estate brokerage, he provides insight on issues, trends and values of the regional and national commercial real estate markets.  He also provides guidance to the Board on Bank owned real estate issues. Having hired and managed sales professionals in his business, Mr. Cognetti shares his insight on personnel, marketing, and management issues.

Richard J. Lettieri

Mr. Lettieri, age 74, has been a Director of the Company and a member of the Bank’s Board of Directors since 2012.  In 1986, Mr. Lettieri founded Dock Square Consultants in Boston, MA, and managed the firm until his retirement in 2005.  His consulting practice focused on business strategy and market development. Mr. Lettieri’s expertise in strategic consulting, centering on helping to solve complex problems and plot future directions in a wide variety of business environments, provides valuable insight for the Company and Bank.

Michael J. McDonald, Esquire

Mr. McDonald, age 67, has been a Director of the Company since 1999. Mr. McDonald has served as a member of the Bank’s Board of Directors since 1994. He is a partner with the law firm of McDonald and MacGregor, LLC in Scranton, Pennsylvania. Mr. McDonald’s education and legal experience provides valuable insight for the Company and Bank.

HelenBeth G. Vilcek

Ms. Vilcek, age 64, has been a Director of the Company and member of the Bank’s Board of Directors since 2020.  Ms. Vilcek is the owner of Garofalo Real Estate, a property management company located in Easton, Pennsylvania.  Ms. Vilcek serves on the board and chairs the audit committee at the Bank of Bird-in-Hand in Bird-in-Hand, Pennsylvania.  She was an original investor with the former Premier Bank, Doylestown, Pennsylvania.  Ms. Vilcek is active in the community and is a Past Grand Matron of the Order of Eastern Star for the state of Pennsylvania. Ms. Vilcek’s experience and community involvement provides valuable insight for the Company and Bank.

Current Class B Directors (to serve until 2023)

William J. Joyce, Sr.

Mr. Joyce, age 63, has been a Director of the Company and member of the Bank’s Board of Directors since 2020.  Mr. Joyce is the former Principal of Joyce Insurance Group located in Pittston, Pennsylvania.  Mr. Joyce has expertise in risk assessment and management, financial statement preparation, review, and analysis.  Mr. Joyce holds an associate degree of Hotel and Restaurant Management from the Culinary Institute of America and has a Property & Casualty Insurance License in

the Commonwealth of Pennsylvania.  Mr. Joyce’s education, experience and community involvement provides valuable insight for the Company and Bank.

Kristin D. O’Donnell

Mrs. O’Donnell, age 52, has been a Director of the Company and a member of the Bank’s Board of Directors since 2012.  Mrs. O’Donnell’s experience includes over seventeen years as a vice president of sales and marketing for Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania, driving the responsible and successful growth of the company.  As an owner and member of the company’s Board of Directors, she has also participated in risk assessment, financial statement preparation, review and analysis, and acquisitions.  Mrs. O’Donnell has an undergraduate degree in Engineering and an M.B.A.  Mrs. O’Donnell’s education and experience provides valuable insight for the Company and Bank.

Alan Silverman

Mr. Silverman, age 64, Director of the Company and member of the Bank’s Board of Directors since 2020.  Mr. Silverman, is a Certified Public Accountant for over thirty years, operates his own firm specializing in meeting the needs of the healthcare industry. He is one of the founders and CEO of PrimeMed P.C.   Mr. Silverman has acted as President of not-for-profit nursing home corporations, serving the Medicaid community, and is a past President of Glen Oak Country Club.  Mr. Silverman’s background provides valuable financial knowledge for the Company and Bank.

Current Class C Directors (to serve until 2022) and Nominees (to serve until 2025, if re-elected)

Brian J. Cali, Esquire

Mr. Cali, age 69, has been a Director of the Company and a member of the Bank's Board of Directors since February of 2001. He is the managing owner of Brian J. Cali and Associates a Pennsylvania law firm located in Dunmore, Pennsylvania. He has been a practicing attorney for over 40 years. Mr. Cali is also the owner of several businesses located in Northeastern Pennsylvania.

Attorney Cali's law practice and the experience he has in the operation and management of several businesses provides a wealth of knowledge as a Director and as Chairman.

Richard M. Hotchkiss

Mr. Hotchkiss, age 78, has been a Director of the Company and a member of the Bank’s Board of Directors since 2020.  Mr. Hotchkiss, a veteran, has been the owner of several businesses including a family lumber business, convenience store, gas station and freight hauling company.  Upon retiring he became a PA Certified UCC building inspector.  Mr. Hotchkiss served at the former MNB Corporation as the Chairman of the Building Committee and Chairman of the Board of Directors. Mr. Hotchkiss’s leadership experience in business operations provides valuable knowledge for the Company and Bank.

Daniel J. Santaniello

Mr. Santaniello, age 56, has been a Director of the Company and a member of the Bank’s Board of Directors since March 2011. Mr. Santaniello has served as President and Chief Executive Officer of the Corporation and Bank since December 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has a broad knowledge of banking from his many years in the industry.

Paul C. Woelkers

Mr. Woelkers, age 62, has been a Director of the Company and a member of the Bank’s Board of Directors since July 2021. Mr. Woelkers founded Lackawanna Mobile X-Ray spending his career growing the company throughout seven states in the Mid-Atlantic region and beyond. In 2010, he sold the company and is now President of Lackawanna Mobile X-Ray, acquiring 170 former clients back into his service fold.  Mr. Woelkers served as a member of the Board of Directors of the former Landmark

Bancorp Inc. Mr. Woelkers’ leadership experience in business provides valuable knowledge for the Company and Bank.

Listed below is a board diversity matrix chart pursuant to the NASDAQ Board Diversity Rules.

Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	9	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latino	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	9	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Executive Officers of the Company and Bank

Daniel J. Santaniello, age 56, has served as President and Chief Executive Officer of the Company and Bank since December 2010.  Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004.  Mr. Santaniello has been employed by the Bank since July 2001.

Salvatore R. DeFrancesco, Jr., CPA, CGMA, age 52, has served as Treasurer and Chief Financial Officer of the Company since January 2003.  Mr. DeFrancesco has been employed by the Bank since January 2003 and serves as Executive Vice President and Chief Financial Officer.

Eugene J. Walsh, age 57, re-joined the Bank on March 17, 2014, as Executive Vice President and Chief Risk and Credit Officer.  In May 2016, Mr. Walsh was named Vice President and Chief Operating Officer of the Company and Executive Vice President and Chief Operating Officer of the Bank.  Mr. Walsh was previously Executive Vice President and Senior Loan Officer of the Bank from 2001 to 2005. During the interim period, Mr. Walsh served as Vice President, Government Banking & Corporate Lending at M&T Bank in Wilkes-Barre, Pennsylvania, and Chief Financial Officer of Intific, Inc. in Peckville, Pennsylvania.

Michael J. Pacyna, age 56, joined the Bank on April 14, 2015, as Executive Vice President and Chief Business Development Officer.  In 2021, Mr. Pacyna was named Chief Lending Officer.  Mr. Pacyna was previously employed by PNC Bank for 26 ½ years as SVP Commercial and Corporate Manager based in Scranton, PA.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence.   The Audit Committee operates under a written charter adopted in 2004 by the Board of Directors, which was reviewed and revised in February 2008, and is available through our website, www.bankatfidelity.com, under Investor Relations - Other Information - Governance Documents.

The Audit Committee met with Management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s Management and independent registered public accountants the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent registered public accountants and the internal auditors, as well as with the Chief Financial Officer and the Chief Executive Officer on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Trust and Compliance Management Operational audits have been outsourced to independent auditors, S.R. Snodgrass, P.C. (“Snodgrass”).  The main responsibility of the firm was to complete the internal audits necessary to meet the monitoring component of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Other responsibilities included identifying, re-testing and reporting all significant findings to the Audit Committee.

The Audit Committee outsourced the regulatory compliance audit function to the independent firm Snodgrass.  Snodgrass specializes in providing regulatory compliance services to the financial services industry.  The main responsibility of the firm is to provide comprehensive regulatory compliance audits to identify compliance exceptions and report all significant exceptions to the Audit Committee.

Finally, the Audit Committee outsourced the Information Technology audit, including an audit of the FFIEC Maturity level and Cybersecurity, to NETBank Audit of Alexandria, Va., which specializes in providing information technology services to the financial services industry.

The commitment of the Audit Committee, internal audit and management, resulted in the completion of the scheduled internal audits. Management, in response to findings, has taken corrective action and internal audit re-testing was performed as required.  The combined efforts were successful in meeting the internal control components of risk assessment and monitoring required by year end. The internal audit outsource arrangement, audit schedule and the commitment to maintain an effective system of internal controls, required under regulation, caused the Audit Committee to meet six (6) times in 2021.

The Audit Committee selected RSM US LLP as the independent registered public accounting firm for the Company in 2016 after reviewing the firm’s performance and independence from Management.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

RSM US LLP audited the annual consolidated financial statements prepared by Management, expressed an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should have been raised with the Audit Committee.

The Audit Committee reviewed with Management and RSM US LLP,  the Company’s audited consolidated financial statements and met separately with both Management and RSM US LLP,  to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and RSM US LLP has confirmed, to the Audit Committee that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also has discussed with RSM US LLP the matters required to be discussed by Statement of Auditing Standards No. 1301, Communications with Audit Committees, as currently in effect.

The Audit Committee received from RSM US LLP,  the written disclosure and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee first discussed with RSM US LLP,  the items related to the firm’s independence from the Company. The Audit Committee also discussed with RSM US LLP,  matters required to be discussed by PCAOB Auditing Standards No. 16, Communication with Audit Committee. As such, the Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by RSM US LLP,  and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, for filing with the Securities and Exchange Commission.  The Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of RSM US LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Members of the Audit Committee

Michael J. McDonald, Chairman

Richard J. Lettieri

Alan Silverman
HelenBeth G. Vilcek

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, to the best of our knowledge, the names and address of each person or entity who owned more than 5% of the Company’s outstanding common stock, either on the Company’s records or indirectly as a “beneficial” owner, as of February 28, 2022:

	Stock(1)
Name and Address	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali 103 East Drinker Street Dunmore, PA 18512	363,776 (2)	6.33%

See footnote references (1) & (2) listed at table below.

The following table provides information, as of February 28, 2022, with respect to the following beneficial owners of the Company’s common stock:

·	Each Director of the Company
·	Each Named Executive Officer
·	All Executive Officers and Directors as a group

We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

·	Owned by or for the person’s spouse, minor children or any other immediate family member sharing the person’s home;
·	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
·	Of which the person has investment power, which includes the power to dispose of or direct the disposition of the stock.

Also, a person who has the right to acquire shares within 60 days after February 28, 2022, will be considered to own the shares.  As of February 28, 2022, the number of shares of common stock outstanding was approximately 5,728,094.  The calculation of percentages is based upon this number, plus the exercisable number of stock-settled stock appreciation rights (SSARs) for that individual or for the group which has a total of 22,762 shares of common stock subject to exercisable SSARs for a total of 5,750,856 shares.

	Amount and Nature of	Percentage of
	Beneficial Ownership of	Company’s Common
Name of Individual and	Company’s	Stock Beneficially
Position with Company	Common Stock(1)	Owned

Brian J. Cali	363,776(2)	6.33%
Chairman of the Board, Director and Nominee

Michael J. McDonald	154,961(3)	2.69%
Vice Chairman and Director

HelenBeth G. Vilcek	110,778(4)	1.93%
Director
	Amount and Nature of	Percentage of
	Beneficial Ownership of	Company’s Common
Name of Individual and	Company’s	Stock Beneficially
Position with Company	Common Stock(1)	Owned
Kristin D. O'Donnell	74,397(5)	1.29%
Director

Paul C. Woelkers	71,168(6)	1.24%
Director and Nominee

Richard J. Lettieri	57,704(7)	1.00%
Director

Daniel J. Santaniello	53,250(8)	*
President & Chief Executive Officer,
Director and Nominee

Salvatore R. DeFrancesco, Jr.	32,040(9)	*
Treasurer & Chief Financial Officer

Richard M. Hotchkiss	23,050(10)	*
Director and Nominee

John T. Cognetti	24,183(11)	*
Director

Alan Silverman	16,781(12)	*
Director

Eugene J. Walsh	12,564(13)	*
Vice President & Chief Operating Officer

William J. Joyce, Sr.	10,233(14)	*
Director

Michael J. Pacyna	7,951(15)	*
Executive Vice President & Chief
Lending Officer of the Bank

All Officers and Directors as a Group	1,012,836	17.61%
(11 Directors, 4 officers, 14 persons in
total)

* Represents beneficial ownership of less than 1% of the Company's common stock.

(1)	Information furnished by the directors, named executive officers and the Company.
(2)

Figure includes 184,896 shares held solely by Mr. Cali, 78,805 shares held for Mr. Cali in a self-employed retirement trust, 24,327 shares held jointly by Mr. Cali and his children, 1,615 shares held by Mr. Cali’s children, 71,249 shares held in Samuel C. Cali, GST Exempt Residuary Trust and 2,884 shares of unvested stock.

(3)

Figure includes 119,187 shares held solely by Mr. McDonald, 26,934 shares held by Mr. McDonald’s spouse, 2,667 shares held jointly by Mr. McDonald’s spouse and children, 3,289 shares held by Mr. McDonald’s children and 2,884 shares of unvested stock.

(4)	Figure includes 41,071 shares held solely by Ms. Vilcek, 11,062 shares held by Ms. Vilcek and parent, 56,011 shares held by Ms. Vilcek, sibling and parent and 2,634 shares of unvested stock.
(5)

Figure includes 34,545 shares held solely by Mrs. O’Donnell, 31,343 shares held by Mrs. O’Donnell’s spouse, 5,625 shares held by Mrs. O’Donnell’s spouse and children and 2,884 shares of unvested stock.

(6)	Figure includes 21,581 shares held solely by Mr. Woelkers, 47,787 shares held jointly by Mr. Woelkers and his spouse and 1,800 shares of unvested stock.
(7)	Figure includes 8,342 shares held solely by Mr. Lettieri, 40,766 shares held in trust for Mr. Lettieri, 5,712 shares held in trust for Mr. Lettieri’s spouse and 2,884 shares of unvested stock.
(8)

Figure includes 15,525 shares held solely by Mr. Santaniello, 15,180 shares held jointly by Mr. Santaniello and his spouse, 9,131 shares held jointly by Mr. Santaniello and his son, 7,290 shares of unvested stock and approximately 6,124 shares from 11,988 exercisable SSARs.

(9)

Figure includes 7,130 shares held solely by Mr. DeFrancesco, 16,862 shares held jointly by Mr. DeFrancesco and his spouse, 3,916 shares of unvested stock and approximately 4,132 shares from 7,945 exercisable SSARs.

(10)	Figure includes 3,901 shares held solely by Mr. Hotchkiss, 16,515 shares held jointly by Mr. Hotchkiss and his spouse and 2,634 shares of unvested stock.
(11)	Figure includes 16,974 shares held solely by Mr. Cognetti, 4,325 shares held by Mr. Cognetti’s spouse and 2,884 shares of unvested stock.
(12)	Figure includes 2,436 shares held solely by Mr. Silverman, 11,711 shares held jointly by Mr. Silverman and his spouse and 2,634 shares of unvested stock.
(13)	Figure includes 6,473 shares held solely by Mr. Walsh, 3,854 shares of unvested stock and approximately 2,237 shares from 4,538 exercisable SSARs.
(14)	Figure includes 4,221 shares held solely by Mr. Joyce, 3,378 shares held jointly by Mr. Joyce and his spouse and 2,634 shares of unvested stock.
(15)

Figure includes 2,721 shares held solely by Mr. Pacyna, 603 shares held jointly by Mr. Pacyna and his spouse, 3,067 shares of unvested stock and approximately 1,560 shares from 3,127 exercisable SSARs.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all filed Section 16(a) forms.  The Board of Directors knows of no persons who own greater than 10% of the Company’s outstanding common stock.

DELINQUENT SECTION 16(a) REPORTS

Based solely on a review of the reports filed for fiscal year 2021 and related written representations, we believe all Section 16(a) reports were filed on a timely basis, except for two late reports for two purchases of common stock by HelenBeth G. Vilcek, and four late reports for four dividend reinvestment purchases made through brokerage accounts for William J. Joyce, Sr.  These transactions were reported on Form 5 in February 2022.  Other than those filings, we are not aware of any of our directors or executive officers failing to comply with the filing requirements of Section 16(a) during 2021.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Except as described below, the Company has not entered into and does not intend to enter into any material transactions with any director or executive officer of the Company and/or the Bank or their immediate family members or associated companies.

Some of our directors, officers, their immediate family members and the companies with which they are associated had banking transactions with the Bank in the ordinary course of business during 2021, and the Bank expects to continue such banking transactions in the future.

Total loans outstanding from the Bank at December 31, 2021, to the Company’s/Bank’s officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more, amounted to $11,505,593, or approximately 5% of the total Shareholders’ equity of the Bank.  The Bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, not associated with the Bank, and they did not involve more than the normal risk of collection or present other unfavorable features.

The largest total amount of indebtedness outstanding during 2021 to the above described group was approximately $17,402,951.  The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2022, to the above group was approximately $13,239,733.

Written policies and procedures for approving loans to related parties are comparable to those applied to non-related parties. In deciding whether to approve other types of related person transactions the following factors may be considered:

"	Information about the goods or services proposed to be or being provided by or to the related party or the nature of the transactions;
"	The nature of the transactions and the costs to be incurred by the Company or payments to the Company;
"	An analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties; and
"	The business advantage the Company would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and that are as favorable to the Company as would be available from non-related entities in comparable transactions.

Other than loans, there have been no material transactions between the Company or the Bank, or any material transactions proposed, with any director or executive officer of the Company or the Bank, or any associate of these persons.  The Bank does, from time-to-time, enter into non-material transactions with related parties.

During 2021, the Bank paid, in its ordinary course of business, ETA Inc., for loan closing representation services, of which Brian J. Cali is owner.  The Bank also paid fees for architectural services performed by DX Dempsey, of which Michele Dempsey, sister of Kristin D. O’Donnell, is owner.  Further, in 2021 the Bank paid Dempsey Uniform & Linen Supply, Inc., of which Kristin D. O’Donnell is a vice president, for laundry and uniform services; ERA One Source Realty, of which Antoinette Walsh, wife of Eugene Walsh, is a real estate agent, for the commissions on the sale of real estate; Richard M. Hotchkiss for real estate inspection services, Kennedy Water JJWR Inc, of which William J. Joyce, Sr. is a part owner, along with his brothers Joseph and John Joyce for a property the Bank leases, and to Joseph J. Joyce Associate, of which William J. Joyce, Sr. was part owner along with his brothers Joseph and John Joyce for payment of insurance premiums. All products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

EXECUTIVE COMPENSATION

The following discusses the compensation awarded to named executive officers.  Named executive officers include the principal executive officer, the principal financial officer and the Company’s two most highly compensated executive officers (earning over $100,000) other than the principal executive officer and the principal financial officer who were serving as executive officers at the end of the last completed fiscal year. The named executive officers for the year 2021 are Daniel J. Santaniello, President and Chief Executive Officer; Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer; Eugene J. Walsh, Vice President and Chief Operating Officer; and Michael J. Pacyna, Executive Vice President and Chief Lending Officer of the Bank.

Objectives of Compensation Programs

The Company’s compensation philosophy is to reward management for exceptional performance with compensation-based tools, allowing for recruitment and retention of executives and encouragement for executives to work toward enhancing shareholder value in an easily understood and calculable manner.  The Compensation Committee’s intention is to provide a comprehensive plan to reward for consistent performance while avoiding outcomes that yield short term results that are risky, unsustainable, and beyond the sight of anticipated long-term goals.  The philosophy fosters accountability by coupling base compensation with other forms of compensation, including specific goal-oriented plans.

The Committee had determined that executive compensation should consist of:

• Base Pay	• Incentive Plan
• Broad Based Benefits	• Retirement Plan
• Profit Sharing Contributions	• Equity Based Compensation
• Employee Stock Ownership Plan	• Perquisites

Base Pay

Base pay is a fixed amount of money paid to the executive and is the core of the Company’s executive compensation, allowing a predictable level of income.  It is paid in exchange for sustained performance of duties and responsibilities and is mainly determined by the position held, experience within the position, performance, longevity and benchmarking resources.  There is no specific formula or weight used in determining the base pay, but each factor is reviewed separately in developing the amount. Gaining guidance from similar positions within the marketplace, input from compensation consultants, and reviews of peer banks of comparable asset size within the state assist in the determination.  The Committee uses its business judgment and input from the Chief Executive Officer in determining the amount of increase in base pay to award the other named executive officers.

Incentive Plan

The Committee annually approves incentive plans for various areas of the Company, including an Annual Incentive Plan (AIP) covering the named executive officers.  The incentive plans, as a part of overall compensation plans, provide an opportunity for reward for meeting and exceeding established performance goals as well as recognition of individual achievements.  Its purpose is to motivate, reward and reinforce performance and achievement of the executive’s team and individual goals in support of strategic objectives for growth and profitability.   Linked to bank and individual performance factors, the plan provides a form of variable cash compensation. Factors and weighting, which are reviewed annually and may be updated from year to year, are determined at the beginning of each plan year.  Actual performance is compared to the goals set and awards are determined based on meeting and exceeding the annual performance objectives. The plan focuses on achievement of the goals in support of the strategic objectives of the Company and the best interest of the shareholders. For the year 2021, the plan focused on goals of earnings per share, asset growth, average Key Performance Indicator score and a board discretion component calculated against threshold, target and maximum performance measures.

Broad Based Benefits

The Company offers competitive and comprehensive benefit plans to all qualifying employees, including the named executives.  The benefit plans offer additional incentive to recruit and retain employees.  The plans, including health insurances, short and long-term disability programs and term life insurance, help to protect the Company’s employees from the financial consequences of being uninsured.  Each executive is eligible to participate in these plans to the same extent as all other employees of the Company.

Retirement Plan

Consistent with the Company’s Compensation Philosophy, the Company provides a 401(k) plan for all full-time employees and for part-time employees working over a certain threshold of hours, subject to certain eligibility requirements regarding age and length of employment. The Company provides up to a 6% match of employee contributions which incents employees to save for retirement. Contributions by the executives and subsequent bank matches are subject to the normal discrimination testing for 401(k) plans and are limited by those rules.

Profit Sharing Contribution

The 401(k) plan maintains a discretionary profit-sharing option with eligibility rules mirroring the 401(k) plus the requirement of being an active employee as of the plan’s year end.  Participation is inclusive of executives under the same terms.  The Company may make a discretionary annual award to all eligible employees based on the Company’s profitability.  The Company believes that this plan encourages longevity with the Company and encourages the employees to assist in keeping the Company profitable.  No profit-sharing contributions were made to employees in 2021.

Equity Based Compensation

Equity based compensation provides an incentive to attract, retain and reward persons performing services for the Company through providing the means by which eligible executives may be given the opportunity to benefit from increases in value of the common stock through the granting of awards.  In accordance with the Compensation Philosophy of the Bank, the Compensation Committee believes that incenting through equity-based compensation plans will advance the interests of the Company and its shareholders by motivating executives to contribute to the growth and profitability of the Company.

In 2012, the Company approved the Omnibus Stock Incentive Plan that is designed to provide stock-based compensation including qualified and non-qualified stock options, restricted stock and stock-settled stock appreciation rights. The vesting period encourages management continuity and aligns the interests of the participants with those of the shareholders. In 2015, the Long-Term Incentive Plan (LTIP) was implemented by the Compensation Committee and in 2021, the LTIP set parameters for a one-year period.  The awards in the LTIP are calculated following the end of the Company’s 2021 fiscal year and are based on peer metrics of return on equity (ROE) performance, EPS net income, asset growth, Key Performance Indicator score and a board discretion component. Restricted Stock awards with a three-year vesting period were granted to named executives in February 2022 for the year 2021.

Clawback

The plan does contain a clawback provision wherein awards will be recalculated if the relevant performance factor upon which they are based is restated or otherwise adjusted within the thirty-six (36) month period following the public release of the financial information. Any material overpayments or adjustments required by law will be owed back to the Company.  In the event the Corporation or Bank is required to prepare an account restatement because of the awardee’s misconduct or fraudulent activity, then the awardee shall return and refund to the Bank the entire award that was received based upon the erroneous data.

Employee Stock Purchase Plan

An Employee Stock Purchase Plan is offered to all employees, including executives.  The plan’s purpose is to provide eligible employees the opportunity to acquire or increase their ownership interest in the company through the purchase of a limited number of shares of Company stock at a discounted price.  This program assists in aligning the interests of the employees with those of the shareholders and it provides further incentive to employees to enhance the financial results of the Company.  The Employee Stock Purchase Plan is an optional program with entry available at the beginning of each year.

Supplemental Executive Retirement Plan

The Bank has entered into a supplemental executive retirement plan (“SERP”) with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna.  The intent of entering into the SERPs was to recognize the valuable services each executive has performed for the Bank, to encourage the executive’s continued employment, and to provide the executive with additional incentive to achieve corporate objectives by providing additional retirement benefits.   The triggering events are normal retirement age, disability, change in control and early termination as long as the early termination occurs after the first day of the fourth plan year.   The triggering events are designed to further the plan’s intent to encourage continued employment.  The Committee determined it was in the best interest of the Bank to structure the SERPs as defined contribution plans and not to provide for specific guaranteed amounts upon retirement to shift a portion of the risks associated with SERPs to the executive.  The SERPs also contain a forfeiture provision should the executive violate certain noncompetition agreements to which the executive is a party.

Split Dollar Life Insurance

The Bank has entered into split dollar life insurance agreements (“Split Dollar Agreement”) with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna.  The intent of entering into the Split Dollar Agreement was to recognize the valuable services each executive has performed for the Bank, to encourage the executive’s continued employment, and to provide the executive with additional incentive to achieve corporate objectives by providing additional life insurance benefits.   The Split Dollar Agreement will vest upon the earlier of disability, change in control, normal retirement age or a date chosen by the Board.  Upon death while still employed by the Bank, the executive’s beneficiary will receive the lesser of three (3) times the executive’s base salary or the net death proceeds as defined in the policy.  Upon the death of Messrs. Santaniello, DeFrancesco, Walsh or Pacyna, following vesting and termination of employment, the executive will be entitled to the lesser of two (2) times his highest base salary or the net death proceeds.  If death occurs prior to vesting, the Bank will receive all death proceeds.

Perquisites

Consistent with the Company’s Compensation Philosophy, select executives may receive perquisites for purposes of providing opportunities to cultivate business.  Perquisites are considered an important part of the executive compensation mix and include business use of automobiles and/or memberships to country clubs and social clubs.  Use of a Company automobile is essential to conduct bank business in locations away from the office and developing relationships through outside activities via use of club memberships provides opportunity to market new and current clients. Any expense that is personal in nature is expected to be reimbursed to the Company by the executives.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all compensation decisions with respect to executive officers.  The Chief Executive Officer provides input to the Compensation Committee based on daily oversight of the other named executives and presents compensation recommendations. The Compensation Committee evaluates the recommendations derived from executive performance and other factors and incorporates its interactions with executive officers in their respective positions in determining the level of compensation appropriate for the named executives.  The Chief Executive Officer is excluded from discussion when his performance and compensation are discussed, and no other executive officer is present when discussions regarding compensation occur.

Role of Executive Compensation Philosophy in Determining Executive Compensation

The Company has adopted a Compensation Philosophy designed to assist in attracting, retaining and motivating key talent.  It was developed to maintain a competitive and pay-for-performance-focused executive compensation plan.  The plan does not provide specific compensation recommendations for the named officers but provides the guidance in developing and implementing compensation strategies for the executives.

Benchmarking

In determining the appropriate levels of executive compensation, the Compensation Committee reviews levels of compensation from a variety of standard sources.  Through these resources, the Compensation Committee educates itself on the current trends in compensation.  Resources include Blanchard Consulting Group’s study of executive compensation, reviews of public information containing compensation levels of similar peer banks, general compensation surveys and comparisons of executive compensation levels within the marketplace and regionally.   No specific weight is given to any of the resources.  With banking being a highly regulated industry, adherence with regulatory guidelines is given the utmost consideration.

Changes in 2021 Executive Officer Compensation

The Summary Compensation Table outlines actual compensation of the executive officers.  The changes in base pay for named executive officers were based upon their performance and achievement of goals, their longevity with the Bank, their respective positions and data obtained from recent surveys as reviewed by the Compensation Committee.  The Company also provides employment agreements to the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the Chief Lending Officer.  The Compensation Committee believes that it is appropriate to provide employment agreements to these executive officers in order to protect the Company through the non-competition provisions contained in the agreements.

Triggering Events in Contracts

The Company is currently a party to employment agreements with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna.   Employment agreements are standard in the financial services industry and are used to protect the Company’s client base through non-competition provisions. The agreements are also used to balance the financial goals of the executive with the needs of the Bank.  The triggering events that provide payment which are prevalent in the financial services industry include:

1.	Change in control
2.	Termination for good reason
3.	Disability
4.	Termination without cause
5.	Death
6.	Termination by the employee without good reason
7.	Non-renewal of employment agreement

The triggering events for payment incent executives to maintain expected performance levels for continued employment.

The Company is also a party to SERP agreements with Messrs. Santaniello, DeFrancesco, Walsh and Pacyna.  The triggering events for the SERPs are normal retirement, disability, change in control, death, and early termination.  The SERPs are intended to encourage the executives to continue in the employment of the Bank and therefore benefit amounts for a termination prior to normal retirement will be less than benefit amounts for a termination after normal retirement.

Hedging and Pledging

Employees who own shares outright are permitted to hedge or pledge shares, subject to the Company’s Insider Trading Policy Statement that restricts certain transactions prior to the release of certain nonpublic information.

Ownership Guidelines

Effective with the LTIP award granted in February 2021 and continuing in 2022, the Company instituted a holding requirement for its named executive officers to own a certain number of shares of Company stock based on a percentage of annual salary; it continues to encourage ownership of Company stock through its Employee Stock Purchase Plan and awards restricted stock and stock appreciation rights through the LTIP when plan goals are met.

Summary Compensation Table

The following table provides the annual and equity-based compensation for services rendered in all capacities to the Company and the Bank for the fiscal year ended December 31, 2021, for those persons who were:

The current President and Chief Executive Officer, the Chief Financial Officer, and the other two most highly compensated executive officers of the Company or Bank to the extent such person’s total exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus(5) ($)	Stock Awards(6) ($)	Option Awards(6) ($)	Nonqualified Deferred Compensation Earnings(7) ($)	All Other Compensation(8) ($)	Total ($)
Daniel J. Santaniello, President and Chief Executive Officer of the Company and the Bank	2021 2020	390,000 345,000	200,000 180,000	155,980 113,048	- -	11,994 12,603	184,983(1) 177,891(1)	942,957 828,542
Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	2021 2020	250,000 226,000	105,000 78,000	75,024 65,000	- -	6,430 6,756	111,016(2) 114,033(2)	547,470 489,789
Eugene J. Walsh, Vice President and Chief Operating Officer of the Company; Executive Vice President and Chief Operating Officer of the Bank	2021 2020	245,000 220,000	100,200 75,000	73,479 65,000	- -	5,576 5,859	88,990(3) 92,075(3)	513,245 457,934
Michael J. Pacyna, Jr., Executive Vice President and Chief Lending Officer of the Bank	2021 2020	205,000 193,000	65,764 56,559	56,929 48,568	- -	2,414 1,905	76,471(4) 72,209(4)	406,578 372,241

(1)

Figure represents the personal use value of a company automobile of $2,039 in 2021 and $2,323 in 2020. It also includes contributions for the 401(k) match and profit-sharing plan of $17,400 in 2021 and $17,100 in 2020.  Included is $90 of life insurance premiums paid by the Company in 2021 and 2020.  In addition, $22,846 was paid by the Company on behalf of Mr. Santaniello for country club and membership dues during 2021 and $10,462 in 2020.  Also included is a contribution for the SERP of $142,608 in 2021 and $142,608 in 2020.  Included in 2020 is $5,308 representing paid vacation hours based on the 2020 Vacation Buy-back Program.

(2)

Figure represents automobile allowance of $10,400 in 2021 and 2020.  It also includes contributions for the 401(k) match and profit-sharing plan of $17,400 in 2021 and $17,100 in 2020.  Included is $90 of life insurance premiums paid by the Company in 2021 and 2020.  In addition, $6,674 was paid by the Company on behalf of Mr. DeFrancesco for country club and membership dues in 2021 and

$6,514 in 2020.  Also included is a contribution for the SERP of $76,452 in 2021 and $76,452 in 2020.  Included in 2020 is $3,477 representing paid vacation hours based on the 2020 Vacation Buy-back Program.

(3)

Figure represents automobile allowance of $5,200 in 2021 and 2020.  It also includes contributions for the 401(k) match and profit-sharing plan of $17,400 in 2021 and $17,100 in 2020. Included is $90 for life insurance premiums paid by the Company in 2021 and 2020. Also included is a contribution for the SERP of $66,300 in 2021 and $66,300 in 2020.   Included in 2020 is $3,385 representing paid vacation hours based on the 2020 Vacation Buy-back Program.

(4)

Figure represents contributions for the 401(k) match and profit-sharing plan of $17,349 in 2021 and $15,642 in 2020. It also includes $90 for life insurance premiums paid by the Company in 2021 and 2020. In addition, $3,976 was paid by the Company on behalf of Mr. Pacyna for country club and membership dues during 2021 and $1,421 in 2020.  Also included is a contribution for the SERP of $55,056 in 2021 and $55,056 in 2020.

(5)	Figures include awards received following the end of the fiscal year based on the reporting year’s performance metrics under the AIP for 2021 and 2020.
(6)

Figures include awards received following the end of the fiscal year based on the reporting year's performance metrics for restricted stock awarded under the LTIP in February 2021 based on $52.00 per share and in February 2022 based on $49.85 per share. SSARs were not awarded in 2021 or 2022.

(7)	Figures include above-market interest on deferred compensation where the rate of interest exceeded 120% of the long-term applicable federal rate (AFR) in 2021 and 2020.
(8)	Figures include contributions to the Supplemental Executive Retirement Plan, under which Messrs. Santaniello, DeFrancesco and Walsh vested on January 1, 2020.

Employment Agreements

Each named executive entered into a three-year term employment agreement with annual extensions.  Agreement entry dates for each are:

•	Mr. Santaniello – March 23, 2011
•	Mr. DeFrancesco – March 17, 2016, replacing a previously executed change in control agreement and severance agreement dated December 31, 2008
•	Mr. Walsh – March 29, 2017, replacing a previously executed change in control agreement and severance agreement dated June 26, 2015
•	Mr. Pacyna – March 20, 2019, replacing a previously executed change in control agreement and severance agreement dated March 29, 2017

Under the terms of the employment agreements, in the event the named executive is terminated without cause, after a change in control, or by the named executive for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions.

EQUITY COMPENSATION PLAN INFORMATION

2012 Omnibus Stock Incentive Plan

The Company maintains an omnibus stock incentive plan (the 2012 Omnibus Plan) that was approved by the shareholders at the 2012 Annual Meeting.  The 2012 Omnibus Plan replaced the 2000 Stock Incentive Plan and will expire on, and no stock-based awards will be granted after the year 2022.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing incentives through participation in the appreciation in the value of the Company’s common stock.  In return, the Company hopes to secure, retain and motivate employees who are responsible for the operation and the management of the affairs of the Company by aligning the interest of its employees and directors with the interest of its shareholders.  In the 2012 Omnibus Plan, the Company reserved 750,000 shares of its no-par common stock for issuance under the plan.  In the 2012 Omnibus Plan, employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs or restricted stock.

The 2022 Stock Incentive Plan (the 2022 Omnibus Plan) was approved by the Board of Directors to replace the expiring 2012 Omnibus Plan.  The 2022 Omnibus Plan shall be presented for approval at the next meeting of the Corporation’s shareholders. The 2022 Omnibus Plan will expire on, and no stock-based awards will be granted after the year 2032.  The purpose of the plan is to advance the development, growth and financial condition of the company by providing incentives through participation in the appreciation of the common stock of the Company to attract, secure, retain and motivate directors and employees who may be responsible for the supervision, operation and for the management of the affairs of the Company and any subsidiary now or hereafter existing.  In the 2022 Omnibus Plan, the Company reserves 500,000 shares of its no-par common stock for issuance under the plan. In the 2022 Omnibus Plan, directors and employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SSARs, stock awards and restricted stock, stock units and restricted stock units, performance awards and directors’ fees.

During 2015, the Company created a Long-Term Incentive Plan (LTIP) that awards restricted stock and SSARs to senior officers based on the attainment of performance goals.  The service requirement is the participant’s continued employment throughout the LTIP with a three-year vesting period.  In 2018 and 2019, the restricted stock had a two-year post vesting holding period requirement.  The post vesting hold period requirement was eliminated for awards made in 2020 based on 2019 performance, for awards made in 2021 based on 2020 performance and for awards made in 2022 based on 2021 performance. The SSAR awards have a ten-year term from the date of each grant.  The Company granted restricted stock in February 2021 based on 2020 performance and in February 2022 based on 2021 performance.  SSARs were not granted in 2021 or 2022.

In February 2022, the Company granted a total of 16,520 restricted shares to its senior officers including named executive officers and other key employees.  On the date of grant, the value of the Company’s common stock was $49.85 per share.  The restricted stock grants, valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718, will vest 100% in three years, during which time the Company expects to recognize compensation expense of $823,522.

The numbers represented in the chart below represent awards from the 2012 Omnibus Stock Incentive Plan as detailed above.  The following table summarizes each outstanding equity award as of December 31, 2021.

Outstanding Equity Awards at Fiscal Year-End

		(1)			(2) (3)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Daniel J. Santaniello	5,326 6,662 10,720 1,937	- - - 969	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	4,434	261,606
Salvatore R. DeFrancesco, Jr.	4,322 3,623 5,740 1,110	- - - 555	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	2,567	151,453
Eugene J. Walsh	1,146 3,392 5,380 1,057	- - - 529	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	2,529	149,211
Michael J. Pacyna, Jr.	993 2,134 5,170 996	- - - 498	21.60 26.17 49.50 59.70	02/01/2026 02/06/2027 02/05/2028 02/04/2029	2,065	121,835

(1) The SSARs vest over a 3-year period, 33% per year, ending 2/5/2022.
(2) The restricted stock vests over a 3-year period, 33% per year ending 2/5/2022, and 100% ending 2/4/2023 and 2/16/2024.
(3) The market value was computed using the market price of the Company’s stock at the end of 2021 - $59.00 per share.

NONQUALIFIED DEFERRED COMPENSATION

On March 29, 2017, the Company entered into separate supplemental executive retirement (SERP) agreements with Messrs. Santaniello, DeFrancesco and Walsh pursuant to which the Company will credit an amount to a SERP account established for each participant’s behalf while they are actively employed by the Company for each calendar month from March 1, 2017 until the normal retirement age. The SERP account will be credited with interest at an annual rate equal to 4.00%, compounded monthly. This rate is fixed from plan inception until all payments are distributed. The SERP account is payable in 180 monthly installments commencing upon separation of service after attaining normal retirement age. If separation from service occurs following the first day of the fourth plan year for a reason other than death, disability or following a change in control, the participant will receive the SERP account balance at that date, payable in 60 monthly installments beginning at normal retirement age. If the executive terminates prior to the first day of the fourth plan year, the executive will forfeit all rights under the SERP.  On January 1, 2020, Messrs. Santaniello, DeFrancesco and Walsh met the service requirements to vest into accrued SERP benefits.

On March 20, 2019, the Bank entered into a SERP with Mr. Pacyna under the same considerations as afforded to Messrs. Santaniello, DeFrancesco and Walsh.

POTENTIAL PAYMENTS UPON TERMINATION

Payments under each executive's contracts as detailed below would be triggered by termination of executive's employment for cause, good reason, disability, death, voluntary separation absent good reason, involuntary termination absent cause, and in the event of a change in control. The value of equity awards was calculated using $59.00 per share, the closing market price of the Company’s common stock on December 31, 2021.

The tables below show the payments upon termination of Messrs. Santaniello, DeFrancesco, Walsh and Pacyna as of December 31, 2021:

	($)
Form of Compensation:	Death ($)	Disability ($)	Cause ($)	Good Reason* ($)	Voluntary, Absent Good Reason ($)	Change in Control* ($)	Non- renewal ($)	Involuntary Without Cause* ($)
Daniel J. Santaniello
Severance	-	-	-	780,000	-	780,000	-	780,000
Life Insurance	1,170,000	-	-	-	-	-	-	-
SERP	761,551	761,551	-	-	-	761,551	-	-
Equity awards:
Restricted Stock SSARs	- 519,768	- 519,768	- -	- 519,768	- 519,768	261,606 519,768	- 519,768	- 519,768

Salvatore R. DeFrancesco, Jr.
Severance	-	-	-	500,000	-	500,000	-	500,000
Life Insurance	750,000	-	-	-	-	-	-	-
SERP	408,267	408,267	-	-	-	408,267	-	-
Equity awards:
Restricted Stock SSARs	- 335,128	- 335,128	- -	- 335,128	- 335,128	151,453 335,128	- 335,128	- 335,128

Eugene J. Walsh
Severance	-	-	-	490,000	-	490,000	-	490,000
Life Insurance	735,000	-	-	-	-	-	-	-
SERP	354,053	354,053	-	-	-	354,053	-	-

Equity awards:
Restricted Stock SSARs	- 205,340	- 205,340	- -	- 205,340	- 205,340	149,211 205,340	- 205,340	- 205,340

Michael J. Pacyna, Jr.
Severance	-	-	-	410,000	-	410,000	-	410,000
Life Insurance	615,000	-	-	-	-	-	-	-
SERP	165,434	165,434				165,434
Equity awards:
Restricted Stock SSARs	- 156,319	- 156,319	- -	- 156,319	- 156,319	121,835 156,319	- 156,319	- 156,319

* Tables do not include cost of benefits

On December 31, 2021, if the Company terminated any of the above named executive’s  employment without cause, if he terminated his employment for good reason, or if his employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for two years.

According to the split dollar agreement, if the named executive officer had died prior to separation from service, his named beneficiary would have been entitled to the lesser of 3 times his base salary as of the date of his death or the net death proceeds. The vesting date is the earliest of disability, change in control, normal retirement age or the date the Board chooses to vest the executive in the benefits.  If the named executive dies after separation from service which occurs after the vesting date, his beneficiary shall be entitled to the lesser of 2 times the highest base salary earned by the executive in any calendar year or the net death proceeds.

According to the SERP agreement, if the named executive officer experienced a disability, the Company would pay him the SERP account balance calculated as of the date of determination of disability paid in 60 consecutive monthly installments commencing on the month following disability. If a change in control occurred, the Company would have paid him the sum of the SERP account balance plus the present value of the expected remaining monthly amounts paid in 36 consecutive monthly installments commencing on the month following the change in control. In the event he died, the Company would have paid his beneficiary the SERP account balance, paid in 60 consecutive monthly installments commencing on the month following his death.

In the event of a change in control, provided the named executive officer remained continuously employed with the Company, all unvested restricted stock would have immediately become and remained vested.

If the Company terminated the named executive officer’s employment for any reason, except disability, death or cause, any vested SSARs on the date of termination may be exercised within 90 days after termination. In the case of death or disability, he or his beneficiary would have twelve months after termination to exercise the SSARs. In the event of a change in control, all outstanding SSARs would have immediately became and remained vested and exercisable.

If after leaving the Company, the named executive officer engages in acts that violate the Company’s policies as set forth in the employment agreement, regarding non-competition, non-solicitation, confidentiality, or non-disparagement, in the judgement of the Compensation Committee, the entire amount of any incentive payments awarded to him under the long-term incentive plan during the most recent 12-month period shall be repaid in total. The executive shall also forfeit any non-distributed benefits under the SERP if the executive violates any of the provisions in the employment agreement regarding the covenant not to compete and unauthorized disclosures. This forfeiture provision shall not apply following a change in control.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee during 2021 were Brian J. Cali, Michael J. McDonald and Kristin D. O’Donnell.  There were no Compensation Committee interlocks or any insider participation during 2021.  None of these directors were officers or employees of the Company during 2021, nor are they former officers of the Company or subsidiaries. In addition, none of the executive officers has served as a member of a board of directors or compensation committee, or other committee servicing an equivalent function of any other entity, one of whose executive officers serves as a member of the Company’s Board of Directors. During 2021, the Bank paid fees for architectural services provided by DX Dempsey, of which Michele Dempsey, sister of Kristin D. O’Donnell, is owner.

Compensation of Directors

Directors receive no remuneration for attendance at the Company’s Board of Directors meetings.  However, the Bank pays each non-employee member of its Board of Directors a regular quarterly fee.  During 2021, the Bank paid $8,750 per quarter to each non-employee Bank director for his or her services.  In addition, the Chairman of the Board received an additional $3,750 per quarter, the Audit Committee Chairman received an additional $2,500 per quarter, and members of the Executive Committee received an additional $2,500 per quarter. The Bank does not compensate employee directors for attendance at Board of Directors meetings or committee meetings.  In the aggregate, the Bank paid its directors $1,383,750 for all services rendered for 2021.

Director Compensation Table

	Fees Earned	Stock
	or Paid in	Awards
Name	Cash ($) (1)	($)	($)
Brian J. Cali	90,000	65,000	155,000
Michael J. McDonald	85,000	65,000	150,000
Kristin D. O’Donnell	75,000	65,000	140,000
John T. Cognetti, Richard J. Lettieri, William J. Joyce, Sr., Richard M. Hotchkiss, HelenBeth G. Vilcek and Alan Silverman, each	65,000	65,000	130,000
Mary E. McDonald	46,250	65,000	111,250
Paul C. Woelkers	47,500	0	47,500
(1) Includes a $30,000 bonus for each Director over and above their regular Director, Chairman and Committee fees for 2021, paid in the first quarter of 2022.

2012 Director Stock Incentive Plan

The Company maintains an independent director stock incentive plan (the “2012 Director Plan”) that was approved by the shareholders at the 2012 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  In the 2012 Director Plan, the Company reserved 750,000 shares of its no-par common stock for issuance under the plan.  Under the 2012 Director Plan, directors are eligible to be awarded stock-based compensation grants which can consist of non-qualified stock options, stock appreciation rights or restricted stock.

Grant of Equity Based Awards

			Grant Date
Name	Grant Date	Shares #	Fair Value ($)	Shares of Stock Not Vested (#)(1)
Brian J. Cali	February, 2021	1,250	65,000	1,984
John T. Cognetti	February, 2021	1,250	65,000	1,984
Richard J. Lettieri	February, 2021	1,250	65,000	1,984
Mary E. McDonald	February, 2021	1,250	65,000	1,984(2)
Michael J. McDonald	February, 2021	1,250	65,000	1,984
Kristin D. O’Donnell	February, 2021	1,250	65,000	1,984
Richard M. Hotchkiss	February, 2021	1,250	65,000	1,250
William J. Joyce, Sr.	February, 2021	1,250	65,000	1,250
Alan Silverman	February, 2021	1,250	65,000	1,250
HelenBeth G. Vilcek	February, 2021	1,250	65,000	1,250
(1) The 2021 restricted stock grants vest over a 3-year period, 33 1/3% per year ending in February 2024. (2) Shares were fully vested upon retirement.

In February 2022, the Company granted 1,800 restricted shares each to its Board of Directors including Mr. Woelkers.  On the date of grant, the value of the Company’s common stock was $49.85 per share.  The grants valued at an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 will vest over a three-year period, 33 1/3% each year from the date of grant; the Company expects to recognize compensation expense of $897,300.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Board of Directors had selected RSM US LLP (“RSM”) as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2022. Representatives of RSM are expected to attend the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions.

Prior to selecting RSM, the Company did not consult with RSM regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by RSM on the Company’s financial statements, and RSM did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of independent registered public accounting firm of RSM regarding the Company’s financial statements for the fiscal years ending December 31, 2021, 2020, and 2019 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2021 and during the interim period from the end of the most recently completed fiscal year through the date of this proxy statement, there were no disagreements with RSM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RSM would have caused it to make reference to such disagreement in its reports.

RSM served as the Company’s independent registered accountants for the 2021, 2020 and 2019 years. RSM advised the Company that none of its members has any financial interest in the Company or the Bank. RSM assisted the Company and the Bank with the preparation of their federal and state tax returns and with regulatory matters, charging for such services at its customary hourly billing rates. The Company’s and the Bank’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Aggregate fees billed to the Company by RSM for 2021 and 2020 on services rendered are presented below:

	For Year Ended December 31
	2021	2020
Audit fees………………….	$372,664	$327,500
Audit related fees………….	$35,000	$36,250
Tax fees……………………	$13,500	$18,363
All other fees………………	$ -	$ -

Audit fees included fees for professional services rendered for the audit of the Company’s consolidated financial statements, effectiveness of the internal control over 2021 financial reporting under FDICIA Part 363 for 2021 and the review of the Company’s Forms 10-Q.  Audit related fees included fees for services that are provided by RSM and in connection with normal statutory and regulatory filings that are reasonably related to the audit of the Company's financial statements and for audit procedures related to the acquisition of Landmark Bancorp, Inc.  Also, fees billed for other engagements of assurance and related services by RSM that are reasonably related to the performance of the audit are reported under the audit related fees section.

Tax fees for the most recent year include fees billed for professional services rendered by RSM for tax compliance or advice.  These services included the preparation of the Company’s 2020 Consolidated Federal Corporate Income Tax Returns, the preparation of the Company’s 2020 Pennsylvania Corporate Tax Reports along with the Bank’s 2021 Pennsylvania Bank Shares Tax Returns.

There were no other fees billed by RSM for 2021 and 2020.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accountants.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve services on a case-by-case basis.  For each proposed service, the independent registered accountant is required to provide detailed back-up documentation at the time of approval.

In the event shareholders do not ratify the selection of RSM US LLP as the independent registered public accounting firm for the 2022 fiscal year, the Board of Directors may choose another accounting firm to provide independent registered public accountant/audit services for the 2022 fiscal year. Even if the selection is ratified, the Board of Directors, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.

The Board of Directors recommends a vote FOR the ratification of RSM US LLP, as the independent registered public accounting firm for the year ending December 31, 2022.

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

(PROPOSAL NO. 3)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC at least once every three years we are required to give our shareholders an opportunity to vote, on a non-binding, advisory basis, to approve the compensation of our executive officers whose compensation we are required by the SEC's rules to disclose in our annual meeting proxy statements The shareholders approved a proposal at the Company’s 2019 Annual Meeting of Shareholders to conduct an advisory vote on the Corporation's executive compensation for the named executive officers every three years. Therefore, we are including in these proxy materials a separate proposal for shareholders to approve, in a non-binding vote, the compensation of our named executive officers.

As described in detail under the heading “Executive Compensation,” our executive compensation programs are designed to attract, incentivize and retain our named executive officers, who are critical to our success. We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC, including the 2021 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company or our Board of Directors. Our Board of Directors values the opinions of our shareholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The approval of the compensation of the named executive officers as disclosed in this proxy statement will be approved if a majority of the votes cast at the Annual Meeting are voted “FOR” this proposal. Abstentions and “broker non-votes” will not be counted as votes cast and therefore will not affect the determination as to whether this proposal is approved.

The Board recommends a vote FOR the compensation of the named executive officers as disclosed in this proxy statement.

APPROVAL AND RATIFICATION OF THE FIDELITY D & D BANCORP, INC. 2022 OMNIBUS STOCK INCENTIVE PLAN (PROPOSAL NO. 4)

On February 15, 2022, the Board of Directors approved and adopted, upon the recommendation of the Compensation Committee the Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan (the “Omnibus Plan”). We are asking shareholders to approve and ratify the Omnibus Plan.

The Omnibus Plan will be in effect for ten (10) years.  Over the course of the ten (10) years, the most effective form of equity compensation necessary to further the best interests of the Company may evolve. The Compensation Committee may determine that in 2022, the most effective form of equity compensation is restricted stock, but in 2023 the most effective form may be options. The Omnibus Plan provides the Compensation Committee with a variety of alternatives for utilizing equity compensation to incentivize employees and directors.  Currently, the Compensation Committee does not intend to change from its current compensation philosophy or means of implementation.  The purpose of the Omnibus Plan is to provide flexibility to the Company to attract, secure, retain and motivate employees and directors, to provide additional incentives to certain employees and directors and to improve the growth and financial condition of the Company and its subsidiaries and further enhance their alignment of interests with those of the shareholders.  The 2022 Omnibus Plan is intended to replace the 2012 Omnibus Stock Incentive Plan and the 2012 Director Stock Incentive Plan which both expire in 2022.

Reasons for Shareholder Approval

Consistent with the Company’s long history of transparency, the Board is seeking shareholder approval of the Plan.  The Board believes that by having additional flexibility with the awarding of equity as compensation, the Board can adjust the types of compensation awarded to executives and directors based upon industry standards and safety and soundness principles. In addition, certain equity awards require shareholder approval to qualify for certain preferential tax treatment under the Internal Revenue Code. Finally, shareholder approval is required for the Company to provide equity compensation under Nasdaq listing requirements.

Summary of the Material Terms of the Omnibus Plan

The following is a summary of the material terms of the Omnibus Plan. The summary is qualified in its entirety by the full Omnibus Plan, a copy of which is attached to this proxy statement as
Appendix A.

Effective Date; Duration

If approved, the effective date of the Omnibus Plan will be February 15, 2022.  If any awards are granted under the Omnibus Plan prior to such shareholder approval, such awards will be conditioned upon shareholder approval and will not be exercisable prior to such approval and lapse upon failure of such approval. Except with respect to awards then outstanding, unless sooner terminated by the Board of Directors, the Omnibus Plan will expire on February 15, 2032 and no further awards may be granted after that date.

Administration

The Omnibus Plan will be administered by the Board of Directors, the Executive Committee, or by a committee of the Board. The Board or committee will have authority and discretion to, among other things, interpret the Omnibus Plan, establish, amend and rescind any rules or regulations relating to the Omnibus Plan, prescribe the terms and conditions of each award and make any and all determinations that may be necessary or advisable for the administration of the Omnibus Plan. The Board or committee shall also have the authority to determine what, to whom, when and under what facts and circumstances awards will be made.

Eligibility

Directors, key officers and other employees of the Company and its subsidiaries are eligible to receive awards as determined by the Board or committee. Approximately 319 employees and 10 non-employee directors would be eligible to participate in the Omnibus Plan if it were currently in place.

Shares Available for Awards; Limits on Awards

The Company has reserved an aggregate of 500,000 shares of common stock to be awarded under the Omnibus Plan. The total share reserve was determined by analyzing similar plans established by our peers. We considered the asset size of our peers, their number of shares outstanding, the number of shares available under their respective plans, and the overall percentage that the numbers of shares under their plan represented to their total number of shares outstanding.

Up to 500,000 shares of common stock may be issued under the Omnibus Plan, in the aggregate, with respect to qualified stock options.

The aggregate number of shares of common stock granted to any employee during any calendar year shall not exceed 50,000 shares (whether such awards may be settled in shares, cash or any combination of shares and cash), subject to adjustment pursuant to the terms of Omnibus Plan. The aggregate number of shares of common stock granted to any non-employee director during any calendar year shall not exceed 50,000 shares (whether such awards may be settled in shares, cash or any combination of shares and cash), subject to adjustment pursuant to the terms of the Omnibus Plan.

Any shares subject to an award, under the Omnibus Plan, that for any reason lapses or terminates prior to exercise shall again become available for grant under the Omnibus Plan.

The Board or committee will make appropriate adjustments to the limits above to prevent dilution or enlargement of the rights of a participant under the Omnibus Plan.

Awards Available

Awards that may be granted under the Omnibus Plan include stock options (including qualified stock options and non-qualified stock options), stock appreciation rights (“SARs”), stock awards, restricted stock, stock units and restricted stock units (“RSUs”), performance awards, and directors’ fees. All awards and the terms and conditions of such awards will be set forth in a written agreement. The Company does not foresee awarding multiple forms of awards in a given year but will use the variety of awards available to determine which form of award will further the Company’s best interests.

Stock Options

A stock option is the right to purchase shares of common stock at a future date at a specified price per share called the exercise price. An option may be either a qualified stock option or a non-qualified stock option. Qualified stock options are intended to qualify for certain tax treatment as incentive stock options under Internal Revenue Code Sections 421 and 422, and therefore, qualified stock options and non-qualified stock options are taxed differently, as described below under “Federal Income Tax Consequences of Awards”. The exercise price of a stock option may not be less than the fair market value (or in the case of a qualified stock option granted to a ten percent shareholder, 110% of the fair market value) of a share of common stock on the grant date. The time period during which any stock option is exercisable, as determined by the Board or committee, shall not commence before the expiration of 6 months or continue beyond 10 years after the date of grant. Pursuant to the Internal Revenue Code non-employee directors are not eligible to receive qualified stock options.

As of the record date the closing price of our common stock was $46.72.

Stock Appreciation Rights

A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the SAR over the exercise price. The exercise price of a SAR may not be less than the fair market value of a share of common stock on the grant date. SARs may be granted alone (“freestanding rights”) or in tandem with another award (“related rights”).

Stock Awards and Restricted Stock Awards

A stock award is an award of actual shares of common stock subject to such terms and conditions as determined by the Board or committee and may be issued for consideration or no consideration. A restricted stock award is a stock award which is subject to certain restrictions for a period of time determined by the Board or committee. Restricted stock may be held by the Company in escrow or delivered to the participant pending the release of the restrictions. The participant generally has the rights and privileges of a shareholder as to such restricted stock during the restricted period, including the right to vote the restricted stock and the right to receive dividends.

Stock Units and Restricted Stock Units

A stock unit is an award of hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock subject to such terms and conditions as determined by the Board or committee and may be issued for consideration or no consideration. An RSU is a stock unit, which is subject to certain restrictions for a period of time determined by the Board or committee. No shares of common stock are issued at the time an RSU is granted, and the Company is not required to set aside any funds for the payment of any RSU award. Prior to settlement of an RSU award and the receipt of shares, the participant does not have any rights as a shareholder with respect to such shares. The Board or committee may grant RSUs with a deferral feature (deferred stock units or DSUs), whereby settlement of the RSU is deferred beyond the vesting date until a future payment date or event set out in the participant's award agreement. The Board or committee has the discretion to credit RSUs or DSUs with dividend equivalents.

Performance Awards

A performance award is an award of cash, shares of common stock, or a combination of cash and shares of common stock that are only earned if certain conditions are met. The Board or committee has the discretion to determine: the number of shares of common stock or stock-denominated units subject to a performance share award; the applicable performance period; the conditions that must be satisfied for a participant to earn an award; and the other terms, conditions and restrictions of the award. The performance goals to be achieved during any performance period shall be determined by the Board or committee upon the grant of each performance award. The Board or committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the performance awards that shall be distributed based upon such determination. Except as otherwise provided in a written agreement, performance awards shall be distributed only after the end of a relevant performance period. A performance award may be determined to be a qualified performance-based compensation under Section 162(m) of the Internal Revenue Code.

Director Compensation

The Board or committee may permit, in its sole discretion, a director to elect to receive all or a portion of his or her annual cash retainer payment in the form of options or shares of stock. The number of options or shares will be calculated by dividing the amount of foregone cash compensation by the fair market value of a share of stock.

Adjustments upon Changes in Stock

In the event that the shares of the Company shall be changed into or exchanged for a different number or kind of common stock or other securities of the Company or of another corporation or entity (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such common stock shall be increased through a payment of a stock dividend, stock split or similar transaction, then, there shall be substituted for or added to each share of common stock of the Company that was theretofore appropriated, or previously awarded under the Omnibus Plan, or which thereafter may become subject to an award under the Omnibus Plan, the number and kind of common stock or other securities into which each outstanding share of common stock of the Company shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be. Each outstanding award shall be appropriately amended as to price and other terms, as may be necessary to reflect the foregoing events.

Acceleration

The Board or committee may permit acceleration of previously established exercise terms of any awards as, when, under such facts and circumstances, and subject to such other or further requirements and conditions as the Board or committee may deem necessary or appropriate.

If the Company or its shareholders execute an agreement to dispose of all or substantially all of the Company's assets or capital stock by means of sale, merger, consolidation, reorganization, liquidation or otherwise, as a result of which the Company's shareholders, as of immediately before the transaction, will not own at least fifty percent (50%) of the total combined voting power of all classes of voting capital stock of the surviving entity (be it the Company or otherwise) immediately after the consummation of the transaction, then any and all outstanding awards shall immediately vest and become and remain exercisable or, if the transaction is not consummated, until the agreement relating to the transaction expires or is terminated, in which case, all awards shall be treated as if the agreement was never executed.

If there is an actual, attempted or threatened change in the ownership of at least thirty percent (30%) of any class of voting stock of the Company through the acquisition of, or an offer to acquire such percentage of the Company's voting stock by any person or entity, or persons or entities acting in concert or as a group, and such acquisition or offer has not been duly approved by the Board, then any and all outstanding awards shall immediately become and remain exercisable.

Amendment or Termination

To the extent permitted by applicable law, the Board may amend, modify, suspend or terminate the Omnibus Plan at any time. The amendment, modification or termination of the Omnibus Plan shall not, without the consent of the participants, alter or impair any rights or obligations under any previously granted award. Additionally, the Omnibus Plan is intended to satisfy the requirements of Section 409A Internal Revenue Code and the Board or committee may amend or modify the terms or conditions of an award to the extent the committee determines, in its sole discretion, that the terms and conditions of an award violate or may violate Section 409A of the Internal Revenue Code. The Omnibus Plan shall terminate on February 15, 2032.

Clawback and Recoupment

Any award granted under the Omnibus Plan is subject to any clawback policy in effect at the Company or a subsidiary or as otherwise indicated in the grant agreement.

Federal Income Tax Consequences of Awards

The following is a summary of the U.S. federal income tax consequences of awards granted under the Incentive Stock Plan. This summary is based on U.S. federal income tax laws and regulations in effect on the date of this proxy statement and is not a complete description of the U.S. federal income tax laws. This summary is not intended to be exhaustive and does not constitute legal or tax advice. This summary does not address municipal, state or foreign income tax consequences of awards, or federal employment taxes.

Non-Qualified Stock Options

The grant of a non-qualified stock option will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the shares on the date of exercise over the exercise price and the Company will be entitled to a corresponding deduction for tax purposes. Gains or losses realized by the participant upon the sale of the shares acquired on exercise will be treated as capital gains or losses, if held for the period of time delineated in the Internal Revenue Code.

Qualified Stock Options

The grant of a qualified stock option will not result in taxable income to the participant at the time of grant. The exercise of a qualified stock option will not result in taxable income to the participant if at the time of exercise the participant has been employed by the Company or its subsidiaries at all times beginning on the date the qualified stock option was granted and ending not more than 90 days before the date of exercise. However, the excess of the fair market value of the shares on the date of exercise over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum tax liability for the year the shares are sold.

If the participant does not sell the shares acquired on exercise within two years from the date of grant and one year from the date of exercise then on the sale of the shares any amount realized in excess of the exercise price will be taxed as capital gain. If the amount realized in the sale is less than the exercise price, then the participant will recognize a capital loss.

If these holding requirements are not met, then the participant will generally recognize ordinary income at the time the shares are sold in an amount equal to the lesser of (a) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized on the sale of the shares over the exercise price, and the Company will be entitled to a corresponding deduction.

SARs

The grant of a SAR will not result in taxable income to the participant. The participant will recognize ordinary income at the time of exercise equal to the amount of cash received or the fair market value of the shares received and the Company will be entitled to a corresponding deduction for tax purposes. If the SARs are settled in shares, then when the shares are sold the participant will recognize capital gain or loss on the difference between the sale price and the amount recognized at exercise. Whether it is a long-term or short-term gain or loss depends on how long the shares are held.

Restricted Stock and Performance Shares

Unless a participant makes an election to accelerate the recognition of income to the grant date (as described below), the grant of restricted stock or performance shares awards will not result in taxable income to the participant. When the restrictions lapse, the participant will recognize ordinary income on the excess of the fair market value of the shares on the vesting date over the amount paid for the shares, if any, and the Company will be entitled to a corresponding deduction.

If the participant makes an election under Internal Revenue Code Section 83(b) within thirty days after the grant date, the participant will recognize ordinary income as of the grant date equal to the fair market value of the shares on the grant date over the amount paid, if any, and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates. However, if the shares are later forfeited, the participant will not be able to recover any taxes paid.

Stock Units and RSUs

The grant of a stock unit or RSU will not result in taxable income to the participant. When the stock unit or RSU is settled, the participant will recognize ordinary income equal to the fair market value of the shares or the cash provided on settlement and the Company will be entitled to a corresponding deduction. Any future appreciation will be taxed at capital gains rates.

Section 409A

Certain awards under the Omnibus Plan may constitute nonqualified deferred compensation under Section 409A of Internal Revenue Code. Such awards will be structured with the intention that they comply with, or are exempt from, Section 409A to avoid the imposition of additional tax, penalties, and interest on the participant.

Section 162(m) and the Company's Deduction

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, and is not disallowed under Section 162(m) of Internal Revenue Code.

New Plan Benefits

No determination has yet been made as to the awards, if any, that any eligible individuals will be granted in the future and, therefore, the benefits to be awarded under the Omnibus Plan are not determinable.

Required Vote

Approval and ratification of the Fidelity D & D Bancorp, Inc. 2022 Omnibus Incentive Stock Plan requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL AND RATIFICATION OF THE FIDELITY D & D BANCORP, INC. 2022 OMNIBUS STOCK INCENTIVE PLAN.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the Notice of Annual Meeting of Shareholders that properly may come before the annual meeting.  However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Company on the recommendation of the Board of Directors.

ADDITIONAL INFORMATION

The Company encloses a copy of the annual report for the fiscal year ended December 31, 2021, with this proxy statement.  The annual report is also available online at www.proxyvote.com and www.bankatfidelity.com/proxymaterials.

In addition, upon request, any shareholder may obtain, without charge, a copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2021, including the consolidated financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, from Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 or by calling (570) 342-8281.

Appendix A

Fidelity D & D Bancorp, Inc.

2022 Omnibus Stock Incentive Plan

1. Purpose. The purpose of the 2022 Omnibus Stock Incentive Plan (the “Plan”) is to advance the development, growth and financial condition of Fidelity D & D Bancorp, Inc. (the “Corporation”) and each subsidiary thereof, as defined in Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”), by providing incentives through participation in the appreciation of the common stock of the Corporation to attract, secure, retain and motivate directors and employees who may be responsible for the supervision, operation and for the management of the affairs of the Corporation and any subsidiary now or hereafter existing (a “Subsidiary”).

2. Term. The Plan shall become effective  as of February 15, 2022, the date it is adopted  by the Corporation’s Board of Directors  (the “Board”), and shall be presented  for  approval at the next meeting of the Corporation’s shareholders. Any and all stock, options and rights awarded under the Plan  (the “Awards”) before it is approved  by the  Corporation’s shareholders shall be  conditioned  upon, and may not be  exercised before,  receipt of shareholder  approval, and shall lapse upon failure to receive such approval. Unless previously terminated  by the Board, the Plan shall terminate on, and no Awards shall be granted  after the tenth anniversary of the effective date of the Plan.

3.	Shares.

(a) Available Shares.    Shares  of the Corporation’s  common stock, no par value (the “Shares”), that may be issued under the Plan shall not exceed, in the aggregate, 500,000 Shares, as may be  adjusted pursuant to Section 23 hereof.  Shares issued under the Plan may be (1) authorized  and unissued  Shares, (2) authorized  Shares issued  by and subsequently reacquired  by the Corporation as treasury stock, or (3) Shares purchased in the open market or in privately negotiated transactions. Except as may be otherwise provided in the  Plan, any Shares subject  to  an Award under the Plan that  for any reason, lapses or terminates prior to exercise or vesting, shall again become available  for grant under the Plan. While the Plan  is in effect, the Corporation shall reserve  and keep available the number of Shares  needed to satisfy the requirements of the Plan.  Awards that do not entitle the participant to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

The Corporation shall apply for any requisite governmental  approvals to issue Shares under the Plan. The Corporation’s failure to obtain any such governmental  approval, deemed  necessary by the Corporation’s legal  counsel  for the lawful issuance and sale of Shares under the Plan, shall relieve the Corporation of  any duty, or liability,  for the failure to issue or sell the Shares.

(b) Share Limitations.  The aggregate number of Shares that may be granted to any employee of the Corporation or a Subsidiary during any calendar year shall not exceed 50,000 Shares  (whether such  Awards may be settled in Shares,  cash, or any combination thereof), subject to the adjustments as provided by Section 23 hereof.

The aggregate number of Shares that may be granted to a non-employee director during any calendar year shall not exceed 50,000 Shares  (whether such  Awards may be settled in Shares,  cash, or any combination thereof), subject to the adjustments as provided by Section 23 hereof.

4. Administration. The ability to control and manage the operation and administration of the Plan shall be vested  in the Board or the Executive Committee, as selected  by the Board  in compliance with all federal and state laws, the rules  and regulations promulgated  by the Securities  and Exchange Commission, and the rules and regulations of any stock exchange or quotation system on which the Corporation’s stock is listed or quoted, and the Code (the “Committee”). The Committee shall have the  authority and discretion to interpret the Plan, to establish, amend and rescind any rules  and regulations relating to the Plan, to determine the terms and provisions of  any Award Agreements (as defined below) made pursuant to the Plan, and to make  any and all determinations that may be necessary or  advisable  for the administration of the Plan. Any interpretations of the Plan  by the Committee  and any decisions made by the Committee under the Plan  are  final  and binding.

The Committee shall be responsible  and shall have  full, absolute  and final power of authority to determine what, to whom, when  and under what  facts and circumstances Awards shall be made, the  form, number, terms, conditions and duration thereof, including but not limited to when  exercisable, the number of Shares subject thereto, and the exercise or purchase prices. The Committee shall make  all other determinations and decisions, take  all actions and do all things necessary or  appropriate in and for the  administration of the Plan. No member of the Committee or of the Board shall be liable for  any decision, determination or action made or taken in good faith by such person under or with  respect to the Plan or its  administration.

Except as prohibited or restricted by applicable law, the Committee may delegate any portion of its responsibilities and powers to one or more officers or such other persons selected by it.

5. Awards. Awards may be made under the Plan in the  form of:  (a) “Qualified Options” to purchase Shares, which are intended to qualify for certain tax treatment as incentive stock options under Code Sections 421 and 422, (b) “Non-Qualified Options” to purchase Shares, which  are not intended to qualify for certain tax treatment as incentive stock options under Code Sections 421 through 424, (c)  “Stock Appreciation Rights”  (“SARs”),  (d)  “Stock Awards” and “Restricted Stock,” (e) “Stock Units” and “Restricted Stock Units,” (f) “Performance Awards” and (g) “Directors’ Fees.” Qualified Options may only be granted to employees. More than one Award may be granted to an  Eligible Person (as defined below) (“Grantee”), and the grant of  any Award shall not prohibit the grant of  another Award, either to the same person or otherwise, or impose any obligation to exercise on the participant. All Awards and the terms  and conditions thereof shall be set  forth in written  agreements, in such  form  and content as  approved  by the Committee from time to time,  and shall be subject to the provisions of the Plan whether or not contained in such  agreements (“Award Agreement”). Multiple Awards for a particular person may be set  forth in a single written  agreement or in multiple agreements, as determined  by the Committee, but in all cases each agreement for one or more Awards shall identify each of the Awards thereby represented as a Qualified Option, Non-Qualified Option, SAR. Stock Award, Restricted Stock, Stock Unit, Restricted Stock Unit, Performance Award or Directors’ Fee, as the case may be.

6. Eligibility. Persons eligible to receive Awards shall be the directors, key officers and other  employees of the Corporation and of each  Subsidiary, as determined  by the Committee (“Eligible Person”). A person’s  eligibility to receive an  Award shall not confer upon him or her  any right to receive  an Award. Except as otherwise provided, a person’s eligibility to receive,  or actual  receipt of  an Award under the Plan shall not limit or affect his or her benefits under or  eligibility to participate in any other incentive or benefit plan or program of the Corporation or a Subsidiary.

7. Qualified Options. In addition to other applicable provisions of the Plan, all Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

(a) The maximum number of Shares that may be issued by options intended to be Qualified Options shall be 500,000 shares.

(b) No Qualified Option shall be  awarded more than ten  (10) years after the date the Plan is adopted  by the Board or the date the Plan is approved  by the Corporation’s shareholders, whichever is earlier.

(c) The time period during which any Qualified  Option is exercisable,  as determined  by the Committee, shall not commence before the  expiration of six (6) months or continue beyond the  expiration of ten  (10) years after the date the Qualified Option is awarded.

(d) If a participant, who was  awarded a Qualified Option, ceases to be employed by the Corporation or  any Subsidiary for any reason other than his or her death, the Committee may permit the participant thereafter to exercise the option during its remaining term  for a period of not more than three  (3) months after cessation of  employment to the extent that the Qualified Option was then  and remains exercisable, unless such  employment cessation was due to the participant’s disability,  as defined in Code Section 22(e)(3) (“Disability”), in which case the three  (3) month period shall be twelve  (12) months. If the participant dies while  employed  by the Corporation or a Subsidiary, the Committee may permit the participant’s  qualified personal  representatives, or  any persons who acquire the Qualified Option pursuant to his or her will or laws of descent and distribution, to exercise the Qualified Option during its remaining term  for a period of not more than  twelve  (12) months after the participant’s death to the  extent that the Qualified Option was then  and remains exercisable. The Committee may impose terms and conditions upon and for the  exercise of a Qualified Option after the cessation of the participant’s  employment or his or her death.

(e) The purchase price of Shares subject to any Qualified Option shall not be less than the Shares’ Fair Market Value (as defined below) at the time the Qualified Option is awarded.

(f) Qualified Options may not be sold, transferred or  assigned  by the participant, except as determined  by the Committee or  as designated  by the participant by will and the laws of descent and distribution.

(g) At the time a Qualified Option is awarded, the aggregate Fair Market Value of the Shares subject thereto and of  any Shares or other capital stock with respect to which Qualified Options first become exercisable by the participant during  any calendar year under the Plan  and any other plans of the Corporation or its affiliates, shall not exceed $100,000.00 or such other amount as permitted by the Code.

(h) No Qualified Option shall be  awarded to any person if,  at the time of the Award, the person owns shares of the stock of the  Corporation possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or its affiliates, unless, at the time the Qualified Option is awarded, the exercise or purchase price of the Qualified Option is at least one hundred  and ten  percent (110%) of the Fair Market Value of the Shares on the date of grant and the option, by its terms, is not exercisable after the  expiration of  five (5) years  from the date it is awarded.

(i) The shares granted pursuant to each Qualified Option shall be subject to the holding period requirements of Code Section 422.

(j) Each Qualified Option shall be subject to such other  and additional terms, conditions and provisions as the  Committee may deem  necessary or  appropriate in order to qualify as a Qualified Option under Section 422 of the Code.

(k) To the extent that a Qualified Option fails to be qualified under Code Section 422, then such Option shall be treated as a Non-Qualified Option.

8. Non-Qualified Options. In addition to other applicable provisions of the Plan, all Non-Qualified Options and Awards thereof shall be under and subject to the following terms and conditions:

(a) The time period during which any Non-Qualified Option is exercisable, as determined by the Committee, shall not commence before the expiration of six (6) months or  continue beyond the  expiration of ten  (10) years  after the date the Non-Qualified Option is awarded.

(b) If a participant, who was  awarded a Non-Qualified Option, ceases to be eligible under the Plan, before lapse or  full exercise of the option, the Committee may permit the participant to exercise the option during its remaining term, to the  extent that the option was then  and remains exercisable, or  for such time period and under such terms and conditions as may be prescribed  by the Committee.

(c) The purchase price of a Share subject to any Non-Qualified Option shall not be less than the Share’s Fair Market Value at the time the Non-Qualified Option is awarded.

(d) Except as otherwise provided  by the Committee, Non-Qualified Options granted under the Plan  are not transferable,  except as determined  by the Committee or as designated  by the participant by will and the laws of descent and distribution.

9. Stock Appreciation Rights. In addition to other applicable provisions of the Plan, all SARs and Awards thereof shall be under and subject to the following terms and conditions:

(a) SARs may be granted either alone, or in connection with another previously or contemporaneously granted Award (other than another SAR) so as to operate in tandem therewith 42 by having the exercise of one affect the right to exercise the other, as  and when the  Committee may determine; however,  no  SAR shall be  awarded in connection with a Qualified Option more than ten  (10) years after the date the  Plan is adopted  by the  Board or the date the Plan is approved  by the  Corporation’s shareholders, whichever date is earlier.

(b) Each  SAR shall entitle the participant to receive upon exercise of the SAR all or a portion of the  excess of (i) the Fair  Market Value at the time of such  exercise of a specified number of Shares as determined  by the Committee, over  (ii) a specified price as determined  by the Committee of such number of Shares that, on a per share basis, is not less than the Share’s Fair  Market Value at the time the SAR is awarded, or if the SAR is connected with another Award, such lesser percentage of the Share’s purchase price thereunder as may be determined  by the Committee.

(c) Upon exercise of any SAR, the participant shall be paid either in cash or in Shares, or in any combination thereof,  as the Committee shall determine; if such payment is to be made in Shares, the number of shares thereof to be issued  pursuant to the  exercise shall be determined  by dividing the  amount payable upon exercise by the Share’s  Fair Market Value at the time of exercise.

(d) The time period during which any SAR is exercisable,  as determined  by the Committee, shall not commence before the expiration of six (6) months after the date the SAR is awarded; however, no SAR connected with another Award shall be exercisable beyond the last date that such other connected Award may be  exercised.

(e) If a participant holding a SAR, before its lapse or  full exercise,  ceases to be  eligible under the Plan, the Committee may permit the participant thereafter to exercise such  SAR during its remaining term, to the extent that the SAR was then  and remains exercisable,  for such time period and under such terms and conditions as may be prescribed  by the Committee.

(f) No SAR shall be awarded in connection with any Qualified Option unless the SAR (i) lapses no later than the  expiration date of such connected Qualified Option, (ii) is for not more than the difference between the Share’s purchase price under such  connected Qualified Option and the Share’s Fair Market Value at the time the SAR is exercised, (iii) is transferable only when  and as such  connected Qualified Option is transferable  and under the same  conditions, (iv) may be  exercised only when such  connected Qualified Option may be  exercised, and (v) may be  exercised only when the Share’s  Fair Market Value exceeds the Share’s purchase price under such  connected Qualified Option.

10. Stock Awards and Restricted Stock. In addition to other  applicable provisions of the Plan, all Stock Awards and Restricted  Stock Awards shall be under and subject to the  following terms  and conditions:

(a) Subject to the provisions of the Plan, the Committee is authorized to grant Stock Awards to any Eligible Person in such amounts and subject to such terms and conditions as determined by the Committee.

(b) Shares issued pursuant to a Stock Award may be issued for consideration or no consideration, and may be subject to restrictions or no restrictions, as determined by the 43

Committee. A Stock Award that is issued subject to restrictions is referred to in this Plan as “Restricted Stock.”

(c) Restricted  Stock shall consist of Shares that may be acquired  by and issued to a participant at such time,  for such or no purchase price, and under  and subject to such transfer, forfeiture  and other restrictions, conditions or terms as shall be determined  by the  Committee, including but not limited to prohibitions against transfer, and substantial  risks of forfeiture within the meaning of Code Section 83, and attainment of performance or other  goals, objectives or standards, all for or applicable to such time periods as  determined  by the Committee.

(d) Except as otherwise provided in the Plan or the  Restricted  Stock Award, a Grantee holding shares of Restricted  Stock shall have  all the  rights as does a holder of Shares, including without limitation the  right to vote such shares  and receive dividends with respect thereto; however, during the time period of  any restrictions, conditions or terms applicable to such  Restricted  Stock, the shares thereof and the right to vote the same and receive dividends thereon shall not be sold, assigned, transferred, exchanged, pledged, hypothecated, encumbered or otherwise disposed of except as permitted  by the Plan or the Restricted  Stock Award.

(e) Restricted Shares granted pursuant to the Plan shall be uncertificated or book-entry.

(f) Unless otherwise provided in the Award Agreement, if a participant’s employment or service with the Corporation or a Subsidiary ceases  for any reason prior to the lapse of the restrictions, conditions or terms applicable to his or her  Restricted  Stock, all of the participant’s  Restricted Stock still subject to unexpired  restrictions, conditions or terms shall be  forfeited  absolutely by the participant to the Corporation without payment or delivery of any consideration or other thing of value by the Corporation or its affiliates, and thereupon and thereafter neither the participant nor his or her heirs, personal  or legal  representatives, successors, assigns, beneficiaries, or  any claimants under the participant’s  will or laws of descent and distribution, shall have  any rights or  claims to or interests in the forfeited  Restricted  Stock, or claims against the Corporation or its affiliates with respect thereto.

11. Stock Units and Restricted Stock Units.  In addition to other applicable provisions of the Plan, all Awards of Stock Units and Restricted Stock Units shall be under and subject to the following terms and conditions:

(a) Subject to the provisions of the Plan, the Committee may grant Stock Units to any Eligible Person, upon such terms and conditions as the Committee deems appropriate. Each Stock Unit shall represent the right of the Grantee to receive a Share or an amount in cash based on the value of a Share, upon such terms and conditions as the Committee deems appropriate.

(b) Stock Units may be issued for consideration or no consideration and may be subject to restrictions or no restrictions, as determined by the Committee. A Stock Unit that is issued subject to restrictions is referred to in this Plan as a Restricted Stock Unit.

(c) Stock Units may be granted under the Plan in connection with, and at the same time as, the grant of another Award to an Eligible Person, independently of any Award granted 44 under the Plan or as otherwise determined by the Committee; however, a Stock Unit may not be granted in connection with, or by amendment to, a Qualified Option.

(d) Stock Units may be paid at the end of a specified period, or payment may be deferred to a date authorized by the Committee in accordance with the deferral requirements set forth in Code Section 409A, to the extent applicable, provided that no restrictions shall lapse on Restricted Stock Units prior to the expiration of at least twelve (12) months from the date of grant (except that this limitation need not apply in the event of the death or Disability of the Grantee or as otherwise permitted by the Award Agreement).

(e) Payment with respect to Stock Units shall be made in Shares, in cash, or in a combination of the two, as determined by the Committee and set forth in the Award Agreement. The Award Agreement shall specify the maximum number of Shares (which may be determined by a formula) that shall be paid under the Stock Units.

12. Performance Awards. In addition to other applicable provisions of the Plan, all Performance Awards shall be under and subject to the following terms and conditions:

(a) The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, in Shares, or in a combination thereof, on terms and conditions established by the Committee. The amount, terms and conditions of any Performance Award granted under the Plan shall be set forth in an Award Agreement, which shall contain provisions determined by the Committee. The Committee may provide in the Award Agreement that Awards shall be payable, in whole or in part, in the event of the Grantee’s death or Disability, a change of control, or under other circumstances consistent with the Code.

(b) The performance goals to be achieved during any performance period shall be determined by the Committee upon the grant of each Performance Award, may be based upon performance criteria or any other criteria that the Committee, in its sole discretion, may determine, and may be particular to an Eligible Person or to the department, branch, Subsidiary or other unit in which the Eligible Person works, or may be based on the performance of the Corporation or a Subsidiary.

(c) The Committee shall determine whether, and the extent to which, the applicable performance goals have been achieved or satisfied and the amount of the Performance Awards that shall be distributed based upon such determination. Except as provided in an Award Agreement, Performance Awards shall be distributed only after the end of the relevant performance period. Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis.

13. Payment of Directors’ Fees.  The Committee may permit, in its sole discretion, a Director of the Corporation or a Subsidiary to elect to receive all or any portion of his or her annual cash retainer payment from the Corporation or a Subsidiary in the form of Non-Qualified Options or Stock Awards.  The number of Non-Qualified Options or Stock Awards granted as a result of such election shall be determined by dividing the amount of foregone cash compensation by the Fair Market Value of a Share on the date the cash compensation would have otherwise been paid to the Director, or such other date as determined by the Committee.  Such Non-Qualified Options shall be issued under and subject to the terms of this Plan.

14. Deferral. The Committee may, at its sole discretion, allow selected Grantees to make elections to defer any or all of an amount otherwise payable in connection with an Award in accordance with the provisions of a deferred compensation plan, provided that the terms of the deferred compensation plan and the election to defer under this Plan comply with Code Section 409A.

15. Exercise. Except as  otherwise provided in the  Plan, Awards may be exercised in whole or in part  by  giving written notice thereof to the Secretary of the Corporation, or his or her designee, identifying the Award to be exercised, the number of Shares with respect thereto, and other information pertinent to exercise of the Award. The purchase price of the Shares with respect to which  an  Award is exercised shall be paid with the written notice of  exercise,  either in cash or in securities of the Corporation, including securities issuable hereunder,  at its then  current Fair Market Value, or in any combination thereof,  as the Committee shall determine.  Funds received  by the Corporation from the  exercise of any Award shall be used  for its general  corporate purposes.

The number of Shares subject to an Award shall be reduced  by the number of Shares with respect to which the participant has  exercised  rights under the Award. If a  SAR is awarded in connection with another Award, the number of Shares that may be  acquired  by the participant under the other connected Award shall be reduced  by the number of Shares with respect to which the participant has  exercised his or her SAR,  and the number of Shares subject to the participant’s  SAR shall be reduced  by the number of Shares acquired  by the participant pursuant to the other  connected Award.

The Committee may permit an  acceleration of previously established  exercise terms of any Awards as, when, under such  facts and circumstances, and subject to such other or  further  requirements and conditions as the Committee may deem necessary or  appropriate.

In addition:

(a) if the Corporation or its shareholders execute an  agreement to dispose of  all or substantially all of the Corporation’s  assets or capital stock  by means of sale, merger,  consolidation, reorganization, liquidation or otherwise, as a result of which the Corporation’s shareholders, as of immediately before the transaction, will not own at least fifty percent (50%) of the total  combined voting power of  all classes of voting capital stock of the surviving entity (be it the Corporation or otherwise) immediately after the consummation of the transaction, then  any and all outstanding Awards shall immediately become and remain exercisable or, if the transaction is not consummated, until the agreement relating to the transaction expires or is terminated, in which  case, all Awards shall be treated as if the agreement was never  executed; or

(b) if there is an  actual, attempted or threatened  change in the ownership of at least thirty percent (30%) of any class of voting stock of the Corporation through the acquisition of, or  an offer to acquire such  percentage of the Corporation’s  voting stock  by any person or  entity, or persons or  entities  acting in concert or as a group, and such  acquisition or offer has not been duly approved  by the Board of Directors, then  any and all outstanding Awards shall immediately become  and remain exercisable.

16. Right of First Refusal. Each Award Agreement may contain a provision that  requires  as a  condition to exercising a Qualified Option or a Non-Qualified Option that the participant agree prior to selling, transferring or otherwise disposing of  any Shares obtained through the  exercise of the Award to first offer the Shares to the Corporation for purchase. The terms and conditions of such  right of  first refusal shall be determined  by the Committee in its sole  and absolute discretion, provided that the purchase price shall be  at least equal to the Share’s Fair  Market Value, as determined under  Paragraph 18 below, and shall be subject to all applicable federal and state laws, rules  and regulations.

17. Taxes and Withholding. The issuance of Shares under the Plan shall be subject to any applicable taxes or other laws or regulations of the United  States of America and any state or local  authority having jurisdiction there over.  When a participant exercises a stock option or SAR awarded under the  Plan, the Corporation, in its discretion and as  required  by law, may  require the participant to remit to the Corporation an  amount sufficient to satisfy fully any  federal, state  and other jurisdictions’ income  and other tax withholding requirements prior to the delivery of Shares.  The Corporation is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a participant, amounts required to be withheld or accounted for and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Corporation and the participant to satisfy obligations for the payment of such amounts and other tax obligations relating to any Award.

At the Committee’s discretion, remittance may be made in cash, Shares  already held by the participant, or by the withholding by the Corporation of sufficient Shares issuable pursuant to the Award to satisfy the participant’s withholding obligation.

18. Value. Where used in the Plan, the “Fair Market Value” of Shares or  any options or rights with respect thereto, including Awards, shall mean  and be determined  at the discretion of the Board of Directors by any of the following valuation methods:

(a) if the Shares are listed on an established domestic securities exchange, the closing price thereof on the principal established domestic securities exchange on which the Shares are listed as of the date of grant;

(b) if not listed on a domestic securities exchange, the average of the bid and asked price as of the date of grant; or

(c) if the Committee determines that the Fair Market Value as determined by (a) and (b) above does not represent the Fair Market Value of the Shares, the Committee may consider such other factors as it deems appropriate and fix the Fair Market Value for the purposes of this Plan. Notwithstanding the  foregoing, the Committee shall not set the Fair Market Value at  any price other than as determined by (a) above unless (i) the Board or Committee shall have  approved  the methodology of establishing the purchase or exercise price, and (ii) the Board or Committee, at or prior to the time the grant is approved, shall also have  approved a written description of the rationale  and methodology by which the Fair Market Value is being determined and such methodology is applied consistently.  Furthermore, the methodology approved under this subsection (b) shall comply with the determination of fair market value provided in Code Section 409A.

19. Amendment. To the  extent permitted  by applicable law, the Board may amend, modify, suspend or terminate the  Plan  at  any time. The amendment, modification or termination of this Plan shall not, without the  consent of the participants, alter or impair  any rights or obligations under any Award previously granted hereunder, unless required by law.

From time to time, the Committee may delete, omit or waive any of the terms conditions or provisions that  are no longer required  by reason of changes of  applicable laws, rules or  regulations and the Committee may rescind, revise  and add to any of the terms, conditions and provisions of the Plan or of  an  Award  as necessary or  appropriate to have the Plan  and any Awards thereunder be or remain qualified  and in compliance with all applicable laws, rules  and regulations, including but not limited to the provisions of the Code,  Section 16 of the Securities Exchange Act of 1934, as  amended  (the “1934 Act”), the rules  and regulations promulgated  by the Securities  and Exchange Commission, and the rules and regulations of any stock exchange or quotation system on which the Corporation’s stock is listed or quoted.

Additionally, it is intended that the Plan satisfy the requirements of Section 409A or an exception or exclusion therefrom to avoid the imposition of any accelerated or additional taxes pursuant to Section 409A.  The Committee may amend or modify the terms and conditions of an Award to the extent that the Committee determines, in its sole discretion, that the terms and conditions of the Award violate or may violate Section 409A of the Code; provided, however, that unless the Committee determines otherwise, any such amendment or modification of an Award made pursuant to this Section 19 shall maintain, to the maximum extent practicable, the original intent of the applicable Award provision without contravening the provisions of Section 409A of the Code. The amendment or modification of any Award pursuant to this section shall be at the Committee’s sole discretion and the Committee shall not be obligated to amend or modify any Award or the Plan, nor shall the Corporation be liable for any adverse tax or other consequences to a participant resulting from such amendments or modifications or the Committee’s failure to make any such amendments or modifications for purposes of complying with Section 409A of the Code or for any other purpose. To the extent the Committee amends or modifies an Award pursuant to this section, the participant shall receive notification of any such changes to his or her Award, and unless the Committee determines otherwise, the changes described in such notification shall be deemed to amend the terms and conditions of the applicable Award and Award Agreement.

20. Continued Employment. Nothing in the Plan or any Award shall confer upon any participant or other persons any right to continue in the service of,  employ of,  or maintain any particular  relationship with, the Corporation or its Subsidiaries, or limit or affect  any rights, powers or privileges that the Corporation or its Subsidiaries  may have to supervise, discipline, sever  and/or terminate the participant. However, the Committee may require,  as a condition of making and/or exercising any Award, that a participant agree to, and in fact provide services, either as a director, an  employee or in another capacity, to or  for the Corporation or  any Subsidiary for such time period as the Committee may prescribe. The immediately preceding sentence shall not apply to any Qualified Option, to the  extent such  application would result in disqualification of the option under Code Sections 421 and 422.

21. General Restrictions. If the Committee or Board determines that it is necessary or desirable to: (a) list, register or qualify the Shares subject to the Award, or the Award itself, upon any securities  exchange or under  any federal or state securities or other laws, (b) obtain the approval of any  governmental  authority,  or  (c)  enter into an  agreement with the participant with respect to disposition of  any Shares (including, without limitation, an  agreement that, at the time of the participant’s  exercise of the Award, any Shares thereby acquired is being and will be acquired solely for investment purposes  and without any intention to sell or distribute the Shares), then such Award shall not be consummated, in whole or in part, unless the listing,  registration, qualification, approval or agreement, as the case may be, shall have been appropriately effected or obtained to the satisfaction of the Committee  and legal  counsel  for the  Corporation.

22. Rights. Except as otherwise provided in the Plan, participants shall have no rights as a holder of the Shares unless and until the Shares are issued and delivered to the participant.

23. Adjustments. In the  event that the Shares of the Corporation, as presently constituted, shall be  changed into or  exchanged  for a different number or kind of Shares or other securities of the Corporation or of  another corporation or entity (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of such  Shares shall be increased through the payment of a stock dividend, stock split or similar transaction, then, there shall be substituted  for or added to each  Share of the Corporation that was theretofore appropriated, or previously Awarded under the Plan, or which thereafter may become subject to an Award under the Plan, the number  and kind of Shares or other securities into which  each outstanding Share of the Corporation shall be so changed  or  for which  each such Share shall be  exchanged or to which  each such Share shall be  entitled, as the case may be. Each outstanding Award shall be appropriately amended  as  to price  and other terms, as may be necessary to reflect the  foregoing events.

If there shall be  any other  change in the number or kind of the outstanding Shares of the Corporation, or of  any Shares or other securities into which such  Shares shall have been  changed, or for which it shall have been exchanged, and if a majority of the disinterested members of the Committee or the Board of Directors shall, in its sole discretion, determine that such  change equitably requires  an adjustment in any Award that was theretofore granted or that may thereafter be granted under the Plan, then such  adjustment shall be made in accordance with such determination.

The grant of an Award  under the Plan shall not affect in any way the  right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, to consolidate, to dissolve, to liquidate or to sell or transfer  all or any part of its business or  assets.

Fractional shares resulting from any adjustment in Awards pursuant to this Section 23 may be settled  as a majority of the members of the Board  of Directors or of the Committee,  as the case may be, shall determine.

To the  extent that the  foregoing  adjustments relate to Shares or securities of the Corporation, such  adjustments shall be made by a majority of the members of the Board or of the

Committee,  as the case may be, whose determination in that  respect shall be  final, binding and conclusive. The Corporation shall give notice of any adjustment to each holder of  an  Award that is so adjusted.

24. Forfeiture.  Notwithstanding anything to the contrary in this Plan, if the Committee  finds, after  full consideration of the facts presented on behalf of the Corporation and the involved participant, that he or she has been  engaged in fraud, embezzlement, theft, commission of a  felony,  or dishonesty and such  action has damaged the Corporation or the Subsidiary, as the case may be, or that the participant has disclosed trade secrets of the Corporation or its affiliates, the participant shall forfeit all  rights under and to all unexercised Awards, and under  and to all exercised Awards under which the Corporation has not yet delivered payment or  certificates  for shares of Stock  (as the case may be), all of which Awards and rights shall be  automatically  canceled. The decision of the Committee  as to the cause of the participant’s discharge from employment with the Corporation or  any Subsidiary and the damage thereby suffered shall be final  for purposes of the  Plan, but shall not affect the  finality of the participant’s discharge by the Corporation or Subsidiary for  any other purposes. The preceding provisions of this paragraph shall not apply to any Qualified Option to the  extent such  application would result in disqualification of the option as  a qualified option under Code Sections 421 and 422.

25. Indemnification. In  and with respect to the  administration of the Plan, the Corporation shall indemnify each member of the Committee  and/or of the Board and/or each person to whom the Committee has delegated authority under the Plan (“Delegate”), each of whom shall be  entitled, without further action on his or her part, to indemnification from the Corporation for  all damages, losses, judgments, settlement amounts, punitive damages, excise taxes, fines, penalties, costs and expenses  (including without limitation attorneys’ fees  and disbursements) incurred  by the member or the Delegate in connection with any threatened, pending or  completed  action, suit or other proceedings of  any nature,  whether  civil, administrative, investigative or  criminal, whether formal or informal, and whether  by or in the right or name of the Corporation, any class of its security holders, or otherwise, in which the member or the Delegate may be or may have been involved, as a party or otherwise,  by reason of his or her being or having been a member of the Committee  and/or of the Board or their Delegate, whether or not he or she  continues to be a member of the Committee or of the Board or a Delegate. The provisions, protection and benefits of this Section shall apply  and exist to the  fullest extent permitted  by applicable law to and for the benefit of  all present and future members  of the Committee  and/or of the Board and/or their Delegate and their respective heirs, personal and legal  representatives, successors  and assigns, in addition to all other  rights that they may have as a matter of law, by contract, or otherwise,  except (a) to the  extent there is entitlement to insurance proceeds under insurance coverages provided  by the Corporation on account of the same matter or proceeding for which indemnification hereunder is claimed, or  (b) to the  extent there is entitlement to indemnification from the Corporation, other than under this Section 25, on account of the same matter or proceeding  for which indemnification hereunder is claimed.

26. Clawback. Any Award granted hereunder shall be subject to any clawback policy in effect at the Corporation or a Subsidiary, or as otherwise indicated in any Award Agreement.

27. Repricing. Notwithstanding any provision herein to the contrary, the repricing of stock options or SARs is prohibited without the prior approval of the Corporation’s 50 shareholders.  For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (a) changing the terms of a stock option or SAR to lower its exercise, purchase, or grant price; (b) any other action that is treated as a “repricing” under generally accepted accounting principles; and (c) repurchasing for cash or canceling a stock option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 23. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

28. Miscellaneous.

(a)  Any reference  contained in this Plan to a particular section or provision of law, rule or regulation, including but not limited to the Code  and the 1934 Act, shall include  any subsequently enacted or promulgated  section or provision of law, rule or regulation, as the case may be.  With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan  are intended to comply with all applicable conditions of Section 16 and the  rules  and regulations promulgated thereunder, or  any successor  rules  and regulations that may be promulgated  by the Securities  and Exchange Commission, and to the  extent  any provision of this Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted  by applicable law and deemed  advisable by the Committee.

(b) Where used in this Plan, the plural shall include the singular,  and unless the  context otherwise  clearly requires, the singular shall include the plural; and the term  “affiliates” shall mean  each  and every Subsidiary and any parent of the Corporation.

(c) The captions of the numbered  sections contained in this Plan  are  for convenience only,  and shall not limit or affect the meaning, interpretation or  construction of  any of the provisions of the Plan.

(d) This Plan is an unfunded and unsecured obligation of the Corporation.

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